Exhibit 10.1

[Published CUSIP Number: ____]
FORM OF CREDIT AGREEMENT
Dated as of December [ ], 2010
among
SWIFT TRANSPORTATION CO., LLC,
as the Borrower,
SWIFT TRANSPORTATION COMPANY,
as Holdings,
The Other Guarantors Party Hereto,
BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender and
L/C Issuer,
MORGAN STANLEY SENIOR FUNDING, INC.,
as Collateral Agent and Syndication Agent,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
CITIGROUP CAPITAL MARKETS, INC. and
PNC CAPITAL MARKETS LLC,
as Co-Documentation Agents,
and
The Other Lenders Party Hereto

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
MORGAN STANLEY SENIOR FUNDING, INC.
WELLS FARGO SECURITIES, LLC,
CITIGROUP CAPITAL MARKETS, INC. and
PNC CAPITAL MARKETS LLC,
as Joint Lead Arrangers and Joint Bookrunners

i

Section		Page
	Electronic Execution of Assignments and Certain Other Documents	111
	USA PATRIOT Act	111

SIGNATURES		S-1

SCHEDULES

2.01	Commitments and Applicable Percentages
5.07	Litigation
5.08	Subsidiaries
5.09	Owned Real Property
5.11	Contingent Liabilities under Welfare Plans
5.12	Environmental Matters
5.19	Mortgage Filing Offices
7.02	Existing Indebtedness
7.03(c)	Existing Liens
7.05(a)	Existing Investments
7.13	Permitted Transactions with Affiliates
10.02	Administrative Agent’s Office, Certain Addresses for Notices
EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Term Note
C-2	Revolving Credit Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Administrative Questionnaire
F	Security Agreement
G	Intercreditor Agreement

v

FORM OF CREDIT AGREEMENT
This CREDIT AGREEMENT (“Agreement”) is entered into as of December [__], 2010, among SWIFT TRANSPORTATION CO., LLC, a Delaware limited liability company (the “Borrower”), SWIFT TRANSPORTATION COMPANY (“Holdings”), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), MORGAN STANLEY SENIOR FUNDING, INC., as Syndication Agent and Collateral Agent, WELLS FARGO BANK, NATIONAL ASSOCIATION, CITIGROUP CAPITAL MARKETS, INC. and PNC CAPITAL MARKETS LLC, as Co-Documentation Agents, and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
PRELIMINARY STATEMENTS:
     The Borrower has requested that the Lenders provide a term loan facility and a revolving credit facility, and the Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.
     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Additional Moyes Investors” means, collectively, Vickie Moyes, an individual, Jerry and Vickie Moyes Family Trust Dated 12/11/87, an Illinois trust, Todd Moyes Trust Dated 4/27/07, an Illinois trust, Hollie Moyes Trust Dated 4/27/07, an Illinois trust, Chris Moyes Trust Dated 4/27/07, an Illinois trust, Lyndee Moyes Nester Trust Dated 4/27/07, an Illinois trust, Marti Lyn Moyes Trust Dated 4/27/07, an Illinois trust, and Michael J. Moyes Trust Dated 4/27/07, an Illinois trust.
     “Administrative Agent” means Bank of America, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
     “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
     “Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.
     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Agents” means, collectively, the Administrative Agent and the Collateral Agent.
     “Aggregate Commitments” means the Commitments of all the Lenders.

     “Agreement” means this Credit Agreement.
     “Applicable Fee Rate” means, at any time, in respect of the Revolving Credit Facility, (a) from the Closing Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.01(c) for the Fiscal Quarter ending June 30, 2011, 0.75% per annum and (b) thereafter, the applicable percentage per annum set forth below determined by reference to the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.01(c):
Applicable Fee Rate

Pricing	Consolidated	Commitment
Level	Leverage Ratio	Fee
1	≤ ___:1	0.50%
2	>___:1 but < __:1	0.625%
3	≥ ___:1	0.75%
Any increase or decrease in the Applicable Fee Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.01(c); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Revolving Lenders, Pricing Level 3 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.
     Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Fee Rate for any period shall be subject to the provisions of Section 2.10(b).
     “Applicable Percentage” means (a) in respect of the Term Loan Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Loan Facility represented by (i) on or prior to the Closing Date, such Term Lender’s Term Loan Commitment at such time and (ii) thereafter, the principal amount of such Term Lender’s Term Loans at such time, and (b) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time, subject to adjustment as provided in Section 2.14. If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
     “Applicable Rate” means (a) in respect of the Term Loan Facility, 3.50% per annum for Base Rate Loans and 4.50% per annum for Eurodollar Rate Loans and (b) in respect of the Revolving Credit Facility, (i) from the Closing Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.01(c) for the Fiscal Quarter ending June 30, 2011, 3.50% per annum for Base Rate Loans and 4.50% per annum for Eurodollar Rate Loans and Letter of Credit Fees and (ii) thereafter, the applicable percentage per annum set forth below determined by reference to the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the

Administrative Agent pursuant to Section 6.01(c):
Applicable Rate

Eurodollar
Rate
Pricing	Consolidated	(Letters of
Level	Leverage Ratio	Credit)	Base Rate
1	≤ ___:1	[ ]%	[ ]%
2	>___:1 but <___:1	[ ]%	[ ]%
3	≥ ___:1	[ ]%	[ ]%
Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.01(c); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Revolving Lenders, Pricing Level 3 shall apply in respect of the Revolving Credit Facility as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is delivered.
     Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).
     “Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.
     “Appropriate Lender” means, at any time, (a) with respect to either the Term Loan Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan or a Revolving Credit Loan, respectively, at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form approved by the Administrative Agent.
     “Attributable Indebtedness” means, on any date, (a) in respect of any Motor Vehicle Financing, any Newly Acquired Motor Vehicle Financing or any operating lease incurred by any Person, the present value (calculated using a discount rate equal to the rate of interest implicit in such transaction, determined, to the extent applicable, in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease associated with such transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended; provided, that if such transaction is a Capitalized Lease, the amount of Indebtedness represented thereby will be determined in accordance with clause (b) of this definition, (b) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (c) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (d) all Synthetic Debt of such Person.
     “Audited Financial Statements” means the audited (without any Impermissible Qualification) consolidated balance sheet of Swift Corporation and its Subsidiaries for Fiscal Year 2009, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year of Swift Corporation and its Subsidiaries, including the notes thereto.
     “Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).
     “Availability” means, at any time, an amount equal to the Revolving Credit Commitments at such time less the Revolving Credit Exposure at such time.
     “Availability Period” means in respect of the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (a) the Maturity Date for the Revolving Credit Facility, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.
     “Bank of America” means Bank of America, N.A. and its successors.
     “Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurodollar Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Rate Loan with a one-month Interest Period plus 1.0%; provided that in no event shall the Base Rate with respect to the Term Loan Facility be less than 2.50%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Loan” means a Loan that bears interest based on the Base Rate.
     “Borrower” has the meaning specified in the introductory paragraph hereto.
     “Borrower Materials” means any information provided by or on behalf of the Borrower hereunder that the Administrative Agent makes available to the Lenders and the L/C Issuer by posting such materials on the Platform.
     “Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Term Loan Borrowing, as the context may require.

     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
     “Capital Expenditures” means, for any period, the aggregate amount, without duplication, of (i) all expenditures of Holdings and its Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures, (ii) Capitalized Lease obligations incurred by Holdings and its Subsidiaries during such period and (iii) the Attributable Indebtedness with respect to operating leases incurred by Holdings and its Subsidiaries during such period; provided that the term “Capital Expenditures” (a) shall not include expenditures made to fund the purchase price for assets acquired as Investments (including Permitted Acquisitions) or incurred by the Person acquired in the Permitted Acquisition prior to (but not in anticipation of) the closing of such Permitted Acquisition and (b) for purposes of Section 7.07 shall not include expenditures (x) made in connection with the replacement, substitution or restoration of assets to the extent financed (1) from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored or (2) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced and (y) Capital Expenditures to replace Motor Vehicles acquired in any Permitted Acquisition.
     “Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or hereafter issued.
     “Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.
     “Captive Insurance Company” means each of Mohave Transportation Insurance Company, an Arizona corporation, Red Rock Risk Retention Group, Inc., an Arizona Corporation, each of its subsidiaries, if any, and each other Subsidiary of Holdings formed from time to time that engages primarily in the business of being a captive insurance subsidiary for Holdings and its Subsidiaries.
     “Cash Collateral” has the meaning specified in Section 2.03(g).
     “Cash Collateralize” has the meaning specified in Section 2.03(g).
     “Cash Equivalents” means, at any time:
     (a) any direct obligation of (or unconditionally guaranteed by) the United States or a State thereof (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States or a State thereof) maturing not more than one year after such time;
     (b) commercial paper maturing not more than 270 days from the date of issue, which is issued by (i) a corporation (other than an Affiliate of any Loan Party) organized under the laws of any State of the United States or of the District of Columbia and rated A-1 or higher by S&P or P-1 or higher by Moody’s, or (ii) any Lender of the type described in clause (c)(i) below (or its holding company);
     (c) any certificate of deposit, time deposit or bankers acceptance, maturing not more than one year after its date of issuance, which is issued or accepted by any bank organized under the laws of the United States (or any State thereof or the District of Columbia) and which has (x) a credit rating of A2 or higher from Moody’s or A or higher from S&P and (y) a combined capital and surplus greater than $500,000,000;
     (d) any repurchase agreement having a term of 30 days or less entered into with any Lender or any commercial banking institution satisfying the criteria set forth in clause (c)(i) which (i) is secured by a fully perfected security interest in any obligation of the type described in clause (a), and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder;
     (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a) through (d) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s; or
     (f) so long as the representations and warranties set forth in Section 5.14 remain true and correct, debt securities (other than of Holdings or any of its Subsidiaries or Affiliates) that are listed on a national securities exchange or Nasdaq or freely traded in the over-the counter market so long as (i) the amount invested in such securities does not exceed in the aggregate $10,000,000 and (ii) such debt securities have received a rating of A2 or higher from Moody’s and A or higher from S&P.
     “Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit, purchase or debit card, electronic funds transfer and other cash management arrangements.
     “Cash Management Bank” means (a) on the Closing Date, any Lender or Affiliate of a Lender that is party to a Cash Management Agreement and (b) on or after the Closing Date, any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in each case in its capacity as a party to such Cash Management Agreement.
     “Casualty Event” means the damage, destruction or condemnation of or any taking under power of eminent domain or by condemnation or similar proceeding of, any property of any Person or any of its Subsidiaries.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
     “CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.
     “CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Change in Control” means:

     (a) the failure of Holdings to directly or indirectly own beneficially and of record on a fully diluted basis 100% of the outstanding Capital Securities of the Borrower, such Capital Securities to be held free and clear of all Liens (other than Liens (i) permitted pursuant to Sections 7.03(f), (g), (h), (j) and (k) or (ii) granted under a Loan Document or the Senior Note Documents);
     (b) the failure of the Borrower to directly or indirectly own beneficially and of record on a fully diluted basis 100% of the outstanding Capital Securities of Swift Arizona, such Capital Securities to be held free and clear of all Liens (other than Liens (i) permitted pursuant to Sections 7.03(f), (g), (h), (j) and (k) or (ii) granted under a Loan Document or the Senior Note Documents);
     (c) any Person or group (within the meaning of Sections 13(d) and 14(d) under the Exchange Act), other than the Permitted Holders or their Affiliates, shall become the ultimate “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Capital Securities representing more than 35% of the voting power of the Voting Securities of Holdings on a fully diluted basis unless the Permitted Holders and their Affiliates are in the aggregate beneficial owners of more of the total voting power of Holdings than such other Person or group; or
     (d) the occurrence of any “Change in Control” (or similar term) under (and as defined in) any Senior Note Document.
     “Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
     “Closing Date Revolving Credit Lender” means any Lender that is a Revolving Credit Lender as of the Closing Date.
     “Code” means the Internal Revenue Code of 1986.
     “Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.
     “Collateral Agent” means Morgan Stanley Senior Funding, Inc., in its capacity as collateral agent, or any successor collateral agent.
     “Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, the Mortgages, the Intercreditor Agreement, each of the mortgages, collateral assignments, security agreements, supplements to the Security Agreement, supplements to the Intellectual Property Security Agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.08, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.
     “Commitment” means a Term Loan Commitment or a Revolving Credit Commitment, as the context may require.
     “Committed Loan Notice” means a notice of (a) a Term Loan Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurodollar Rate

Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
     “Compliance Certificate” means a certificate duly completed and executed by a Responsible Officer of Holdings, substantially in the form of Exhibit D hereto, together with such changes thereto as the Administrative Agent may from time to time reasonably request for the purpose of monitoring Holdings’ compliance with the financial covenants contained herein.
     “Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period plus (a) the following to the extent deducted in calculating such Consolidated Net Income (without duplication): (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense (including amortization of goodwill, other intangibles, Transaction Expenses, financing fees, and related expenses), (iv) non-cash impairment charges, (v) non-cash expenses resulting from the grant of stock and stock options and other compensation to management personnel of Holdings and its Subsidiaries pursuant to a written incentive plan or agreement, (vi) any expenses or charges related to any equity offering, including Transaction Expenses, or any incurrence or refinancing, in each case after the Closing Date, of any Indebtedness permitted under this Agreement, (vii) the amount of any one-time restructuring costs incurred in connection with Permitted Acquisitions after the Closing Date, (viii) any losses or expenses resulting from any Swap Termination Value, (ix) any losses attributable to non-cash mark-to-market adjustments on Swap Contracts and (x) other non-recurring expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period (including without duplication any losses with respect to the cancellation or early extinguishment of Indebtedness), in each case of or by Holdings and its Subsidiaries for such Measurement Period and minus (b) the following to the extent included in calculating such Consolidated Net Income (without duplication): (i) Federal, state, local and foreign income tax credits, (ii) any income or gain resulting from Swap Termination Value, (iii) any income or gain attributable to non-cash mark-to-market adjustments on Swap Contracts and (iv) all non-cash items increasing Consolidated Net Income (including any income or gain with respect to the cancellation or early extinguishment of Indebtedness), in each case of or by Holdings and its Subsidiaries for such Measurement Period; provided that, with respect to any calculations of Consolidated EBITDA for any Measurement Period ending on or prior to June 30, 2011, (i) Consolidated EBITDA for the Fiscal Quarter ended March 31, 2010 shall be deemed to be $[ ], (ii) Consolidated EBITDA for the Fiscal Quarter ended June 30, 2010 shall be deemed to be $[ ] and (iii) Consolidated EBITDA for the Fiscal Quarter ended September 30, 2010 shall be $[ ]. For the purposes of calculating Consolidated EBITDA for any Measurement Period pursuant to any determination of the Consolidated Leverage Ratio, if during such Measurement Period Holdings or any Subsidiary shall have (A) made a Material Acquisition, upon satisfactory review of the financial statements of the Person, business line, unit or division acquired pursuant to such acquisition by the independent public accountant of Holdings (it being understood that Holdings shall primarily perform such review and the independent public accountant shall only review such matters that it would normally review in connection with Holdings’ normal auditing and reporting procedures), Consolidated EBITDA for such Measurement Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Measurement Period or (B) made a Material Disposition, Consolidated EBITDA for such Measurement Period shall be calculated after giving pro forma effect thereto as if such Material Disposition occurred on the first day of such Measurement Period. For purposes of this definition, “Material Acquisition” means any Permitted Acquisition that involves consideration (valued at fair market value) by Holdings and its Subsidiaries in excess of $25,000,000 and “Material Disposition” means any Disposition of Capital Securities of a Subsidiary or property constituting a business line or division, or series of related such Dispositions, that yields gross proceeds to Holdings or any of its Subsidiaries in excess of $25,000,000.
     “Consolidated Funded Indebtedness” means, as of any date of determination, for Holdings and its

Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments (but excluding any obligations arising under Swap Contracts), (b) all purchase money Indebtedness, (c) all drawn amounts arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all Attributable Indebtedness (excluding amounts under clause (a) of the definition of Attributable Indebtedness), (e) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (d) above of Persons other than the Borrower or any Subsidiary, and (f) all Indebtedness of the types referred to in clauses (a) through (e) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.
     “Consolidated Interest Charges” means, for any Measurement Period, the sum, with respect to Holdings and its Subsidiaries on a consolidated basis, of (a) all interest, premium payments, fees, charges and related expenses in connection with borrowed money or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case that is either paid or required to be paid in cash during such Measurement Period and net of interest income received or receivable during such Measurement Period, provided there shall be excluded (i) any non-cash interest expense attributable to the movement in the mark to market valuation of Swap Contracts or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133—Accounting for Derivative Instruments and Hedging Activities” and any other applicable accounting standard and non-cash interest expense attributable to the amortization of gains or losses resulting from the termination prior to or reasonably contemporaneously with the Closing Date of Swap Contracts, (ii) any amortization or write-off of financing or other debt issuance costs otherwise included therein, and (iii) any change in Swap Termination Value (provided that there shall be included in the calculation of Consolidated Interest Charges payments made or received under any interest rate Swap Contracts (excluding payments from the termination of any interest rate Swap Contract)).
     “Consolidated Interest Coverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio computed for the Measurement Period ended on such day of:
     (a) Consolidated EBITDA (for all such Fiscal Quarters)
     to
     (b) the sum (for all such Fiscal Quarters) of Consolidated Interest Charges;
     provided that, with respect to (i) the Fiscal Quarter ended March 31, 2011, the Measurement Period shall be the one Fiscal Quarter period ended on such date, (ii) the Fiscal Quarter ended June 30, 2011, the Measurement Period shall be the two Fiscal Quarter period ended on such date and (iii) the Fiscal Quarter ended September 30, 2011, the Measurement Period shall be the three Fiscal Quarter period ended on such date.
     “Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness (minus the excess of (i) unrestricted cash and Cash Equivalents of Holdings and its Subsidiaries over (ii) the aggregate amount of any outstanding Swing Line Loans) as of such date to (b) Consolidated EBITDA of Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

     “Consolidated Net Income” means, at any date of determination, the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable (it is understood that the review and approval process of the applicable state department of insurance for dividends by Captive Insurance Companies shall not constitute such a restriction) to such Subsidiary during such Measurement Period, except that Holdings’ equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, and (c) any income (or loss) for such Measurement Period of any Person if such Person is not a Subsidiary, except that Holdings’ equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to Holdings or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to Holdings as described in clause (b) of this proviso).
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
     “Default Rate” means, with respect to any Obligations, an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans under the Term Loan Facility plus (c) 2.00% per annum; provided, however, that (i) with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.00% per annum and (ii) with respect to Letter of Credit Fees, the Default Rate shall be an interest rate equal to the Applicable Rate plus 2.00% per annum
     “Defaulting Lender” means subject to Section 2.14(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower, or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the

Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.
     “Disposition” or “Dispose” means any sale, transfer, lease, contribution or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any of Holdings’ or any of its Subsidiaries’ assets (including the sale, transfer or other conveyance of accounts receivable and the sale or issuance of Capital Securities of Subsidiaries of Holdings) to any other Person (other than to a Borrower or a Guarantor) in a single transaction or series of transactions.
     “Dollar” and “$” mean lawful money of the United States.
     “Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).
     “Environmental Laws” means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Holdings, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Interests” means Capital Securities and all warrants, options or other rights to acquire Capital Securities (but excluding any debt security that is convertible into, or exchangeable for, Capital Securities).
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization (as defined in Section 4241 of ERISA); (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section

4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (g) the failure to make by its due date any required installment under Section 430(j) of the Code with respect to any Pension Plan, the determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA, or the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; or (h) the failure to make by its due date any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code or receipt by any Loan Party or any ERISA Affiliate of any determination that a Multiemployer Plan is, or is expected to be, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA.
     “Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period. In no event shall the Eurodollar Rate with respect to the Term Loan Facility be less than 1.50% (this sentence, the “Eurodollar Rate Floor”).
     “Eurodollar Rate Floor” has the meaning specified in the defined term “Eurodollar Rate”.
     “Eurodollar Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest at a rate based on the Eurodollar Rate.
     “Event of Default” has the meaning specified in Section 8.01.
     “Excess Cash Flow” means, for any Fiscal Year, the excess (if any) of (a) Consolidated EBITDA for such Fiscal Year over (b) the sum (determined without duplication for such Fiscal Year) of (i) Consolidated Interest Charges actually paid in cash by Holdings and its Subsidiaries, (ii) scheduled principal repayments, to the extent actually made, of Term Loans pursuant to Section 2.07(a), scheduled repayments, to the extent actually made, of any other Indebtedness permitted under Section 7.02 and permitted to be repaid pursuant to Section 7.08 (including scheduled lease or other repayments in connection with any Motor Vehicle Financing or Newly Acquired Motor Vehicle Financing) and voluntary repayments of Indebtedness (other than the Loans) permitted under Section 7.02 and, if applicable, permitted to be repaid pursuant to Section 7.08 (excluding, for all purposes of this clause (ii), repayments of Revolving Credit Loans or Swing Line Loans or similar types of Indebtedness except to the extent the Revolving Credit Commitments or similar commitments are permanently reduced in connection with such repayments), (iii) all income Taxes actually paid in cash by Holdings and its Subsidiaries, (iv) Capital Expenditures made in cash (exclusive of Capital Expenditures financed with the proceeds of Indebtedness, equity issuances, casualty proceeds or other proceeds which are not included in

Consolidated EBITDA), (v) cash consideration actually paid in respect of Permitted Acquisitions or other capital Investments permitted under Section 7.05 (including in real estate assets), (vi) Restricted Payments (x) permitted under Section 7.06 which are paid in cash during such period to the extent not deducted in any determination of Excess Cash Flow for any prior Fiscal Year or (y) estimated in good faith by Holdings to be payable in respect of such period and (vii) Investments in any Captive Insurance Company permitted under Section 7.05(p).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located or which it is otherwise doing business that is not solely in connection with the Loan Documents, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii).
     “Existing Credit Agreement” means that certain Credit Agreement, dated as of May 10, 2007, among the Borrower (f/k/a Swift Transportation Co., Inc., a Nevada corporation), Swift Arizona (f/k/a Swift Transportation Co., Inc., an Arizona corporation) party thereto, Swift Corporation (f/k/a Saint Corporation), as guarantor, Morgan Stanley Senior Funding, Inc., as the administrative agent, and the other agents and lenders from time to time parties thereto.
     “Existing Letter[s] of Credit” means [ ].
     “Existing Notes Indentures” means, collectively, (i) the Indenture, dated as of May 10, 2007, between the Borrower, U.S. Bank National Association, as trustee, and the guarantors named therein, pursuant to which the Floating Rate Notes have been issued and (ii) the Indenture, dated as May 10, 2007, between the Borrower, U.S. Bank National Association, as trustee, and the guarantors named therein, pursuant to which the Fixed Rate Notes have been issued.
     “Facility” means the Term Loan Facility or the Revolving Credit Facility, as the context may require.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
     “Fee Letters” means (a) the letter agreement, dated November 30, 2010, among Holdings, the Borrower, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc., Wells Fargo Securities, LLC and Wells Fargo Bank, National Association and (b) the letter agreement, dated November [ ], 2010, among Holdings, the Borrower and the Administrative Agent.
     “Filing Statement” means all UCC financing statements or other similar financing statements and UCC (Form UCC-3) termination statements required pursuant to the Loan Documents.
     “Fiscal Quarter” means a quarter ending on the last day of March, June, September or December.
     “Fiscal Year” means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2010 Fiscal Year”) refer to the Fiscal Year ending on December 31 of such calendar year.
     “Fixed Rate Notes” means those certain second-priority senior secured fixed rate notes issued pursuant to that certain Indenture described in clause (ii) of the definition of “Existing Notes Indentures”.
     “Floating Rate Notes” means those certain second-priority senior secured floating rate notes issued pursuant to that certain Indenture described in clause (i) of the definition of “Existing Notes Indentures”.
     “Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Subsidiary” means any Subsidiary that is not a U.S. Subsidiary (including, but not limited to, any Subsidiary organized under the laws of Puerto Rico).
     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or

such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
     “Guarantors” means, collectively, Holdings, the Subsidiaries of Holdings listed on Schedule 5.08 and each other Subsidiary of Holdings that shall be required to execute and deliver a supplement to the Security Agreement as a “guarantor” thereunder pursuant to Section 6.08.
     “Guaranty” means, collectively, the Guarantee made by the Guarantors in favor of the Secured Parties pursuant to Article II of the Security Agreement.
     “Hazardous Materials” means (a) any “hazardous substance”, as defined by CERCLA, (b) any “hazardous waste”, as defined by the Resource Conservation and Recovery Act, as amended, or (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance (including any petroleum product) within the meaning of any other applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended.
     “Hedge Bank” means any Person that, at the time it enters into a Swap Contract required or permitted under Article VI or VII, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract.
     “Hedging Obligations” means, with respect to any Person, all liabilities of such Person under any Secured Hedge Agreement.

     “Holdings” has the meaning specified in the introductory paragraph hereto.
     “IEL” means Interstate Equipment Leasing, LLC.
     “Immaterial Subsidiary” means, at any date of determination, any Subsidiary of Holdings (other than the Borrower) that (i) does not, as of the most recently ended Measurement Period, have total assets with a value in excess of 5% of the consolidated total assets of Holdings and its Subsidiaries for such date and (ii) did not, during the most recently ended Measurement Period, have gross revenues exceeding 5% of the consolidated gross revenues of Holdings and its Subsidiaries, in each case determined in accordance with GAAP; provided that, the aggregate total assets or gross revenues of all Immaterial Subsidiaries, determined in accordance with GAAP, may not exceed 10% of consolidated total assets or consolidated gross revenues, respectively, of Holdings and its Subsidiaries, collectively, at any time (and the Borrowers will designate in writing to the Administrative Agent from time to time the Subsidiaries which will cease to be treated as “Immaterial Subsidiaries” in order to comply with the foregoing limitation).
     “Impermissible Qualification” means any qualification, explanatory note or exception to the opinion or certification of any independent public accountant as to any financial statement delivered hereunder (i) which is of a “going concern” or similar nature, (ii) which relates to the limited scope of examination of matters relevant to such financial statement, or (iii) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Person delivering such financial statement to be in Default.
     “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
     (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
     (b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
     (c) net obligations of such Person under any Swap Contract;
     (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 90 days after the date on which such trade account was created or, if past due for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person);
     (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
     (f) all Attributable Indebtedness in respect of Motor Vehicle Financings, Newly Acquired Motor Vehicle Financings, Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

     (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Capital Securities in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
     (h) all Guarantees of such Person in respect of any of the foregoing.
     For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitee” has the meaning specified in Section 10.04(b).
     “Information” has the meaning specified in Section 10.07.
     “Intellectual Property” has the meaning specified in the Security Agreement.
     “Intellectual Property Security Agreements” has the meaning specified in the Security Agreement.
     “Interco Subordination Agreement” means a subordination agreement, in form and substance reasonably satisfactory to the Administrative Agent, executed and delivered by two or more Loan Parties pursuant to the terms of this Agreement.
     “Intercreditor Agreement” has the meaning specified in Section 4.01(a)(iv).
     “Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Credit Facility for purposes of this definition).
     “Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice or such other period that is twelve months or less requested by the Borrower and consented to by all the Appropriate Lenders; provided that:
     (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.
     “Investment” means, relative to any Person, (i) any loan, advance or extension of credit made by such Person to any other Person, including the purchase by such Person of any bonds, notes, debentures or other debt securities of any other Person, (ii) Guarantees in favor of any other Person, and (iii) any Capital Securities held by such Person in any other Person. The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.
     “IPO Proceeds” has the meaning specified in Section 4.01(g).
     “IRS” means the United States Internal Revenue Service.
     “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
     “Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.
     “Joint Lead Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc., Wells Fargo Securities, LLC, Citigroup Capital Markets, Inc. and PNC Capital Markets LLC, in their capacities as joint lead arrangers and joint bookrunners.
     “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
     “L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.
     “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.
     “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
     “L/C Exposure”: means, at any time, the Outstanding Amount with respect to L/C Obligations. The L/C Exposure of any Lender at any time shall be its Applicable Revolving Credit Percentage of the total L/C Exposure at such time.

     “L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.
     “L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
     “Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.
     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
     “Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.
     “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
     “Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).
     “Letter of Credit Fee” has the meaning specified in Section 2.03(i).
     “Letter of Credit Sublimit” means an amount equal to $300,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.
     “Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or other priority or preferential arrangement of any kind or nature whatsoever, to secure payment of a debt or performance of an obligation.
     “LKE Program” means that certain program established by Holdings, the Borrower and its Subsidiaries (or any replacement program) for the disposition and exchange of trucks, trailers and other transportation assets, including terminals, in exchanges intended to qualify as “like-kind exchanges” under Section 1031 of the Code with Chicago Deferred Exchange Corporation or any other qualified institution acting as the “qualified intermediary” (as defined under Section 1031 of the Code or the Treasury Regulations promulgated thereunder) for such exchanges.
     “Loan” means a Term Loan, a Revolving Credit Loan or a Swing Line Loan.
     “Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Letters of Credit, (d) the Collateral Documents, (e) the Fee Letters and (f) each other agreement, certificate, document or instrument delivered in connection with any of the foregoing, whether or not specifically mentioned herein or therein.

     “Loan Parties” means, collectively, the Borrower and each Guarantor.
     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, financial condition, performance or properties of Holdings and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document to which it is a party, or of the ability of any Loan Party (other than an Immaterial Subsidiary) to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party (other than an Immaterial Subsidiary) of any Loan Document to which it is a party.
     “Material Subsidiary” means a Subsidiary that is not an Immaterial Subsidiary.
     “Maturity Date” means (a) with respect to the Revolving Credit Facility, [ ], 2015 and (b) with respect to the Term Loan Facility, [ ], 2016; provided that if more than $50,000,000 of the Floating Rate Notes remain outstanding on February 12, 2015, the Maturity Date for each of the Revolving Credit Facility and the Term Loan Facility shall be February 12, 2015; provided, further, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
     “Maximum Capital Expenditures Amount” has the meaning specified in Section 7.07.
     “Measurement Period” means, at any date of determination, the most recently completed four Fiscal Quarters of Holdings or, if fewer than four consecutive Fiscal Quarters of Holdings have been completed since the Closing Date, the Fiscal Quarters of Holdings that have been completed since the Closing Date.
     “Minimum Notes Proceeds” has the meaning specified in Section 4.01(h).
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Mortgage” means each mortgage, deed of trust or agreement executed and delivered by any Loan Party in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to the requirements of this Agreement in form and substance reasonably satisfactory to the Administrative Agent, under which a Lien is granted on the real property and fixtures described therein, in each case as amended, supplemented, amended and restated or otherwise modified from time to time.
     “Mortgaged Property” means each parcel of real property identified as “Mortgaged Property” on Schedule 5.09 and any other parcel of real property hereafter acquired by any Loan Party in the United States substantially similar to such “Mortgaged Properties” listed on Schedule 5.09 that the Administrative Agent reasonably determines is material to the business of Holdings and its Subsidiaries.
     “Motor Vehicle Monitor” means [VinTek], in its capacity as monitor of the certificates of motor vehicle title held by Holdings and its Subsidiaries, or any successor thereto appointed by the Collateral Agent and reasonably acceptable to the Borrower and the Administrative Agent.
     “Motor Vehicles” means motor vehicles, trailers, containers and related equipment owned or leased by any Subsidiary of Holdings.
     “Motor Vehicle Financing” means a secured debt financing (whether in the form of a secured financing, a sale and leaseback transaction, a Capitalized Lease or otherwise) to be entered into by one or more North American Subsidiaries of the Borrower collateralized by specified owned Motor Vehicles and related assets, which financing may include (i) one or more tranches of secured debt financings and/or sale and leasebacks of Motor Vehicles, and (ii) one or more put options exercisable by such North American Subsidiary that would require the lender thereunder to purchase specified Motor Vehicles at certain times and agreed upon prices and to lease back such Motor Vehicles to such North American Subsidiary at certain agreed upon rental prices and lease terms; provided that a Newly Acquired Motor Vehicle Financing shall not be a Motor Vehicle Financing.
     “Motor Vehicle Title Office” has the meaning specified in the Security Agreement.
     “Mr. Moyes” means Jerry Moyes, an individual.
     “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA
     “Net Cash Proceeds” means:
     (a) with respect to any Disposition by any Loan Party or any of its Subsidiaries of Motor Vehicles or pursuant to Section 7.11(c), the sale and leaseback of any real property pursuant to Section 7.15(c) or the proceeds of any Casualty Event received or paid to the account of any Loan Party or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the amount of any Indebtedness (including any fees, premium or penalty) that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party or such Subsidiary in connection with such transaction, (C) income and sales taxes reasonably estimated to be actually payable by such Loan Party or such Subsidiary within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds, (D) with respect to a Casualty Event, any actual and reasonable costs incurred by such Loan Party or such Subsidiary in connection with the adjustment or settlement of any claims of such Loan Party or such Subsidiary in respect thereof and (E) with respect to any Disposition, the amount of any reserve established by such Loan Party or such Subsidiary to fund contingent liabilities reasonably estimated to be payable and that are directly attributable to such event, provided that upon any termination of any such reserve, all amounts not paid out in connection therewith shall be deemed to be “Net Cash Proceeds” of such Disposition;
     (b) with respect to the sale or issuance of any Capital Securities by any Loan Party or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party or such Subsidiary in connection therewith; and
     (c) with respect to any Qualified Receivables Transaction or Motor Vehicle Financing, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the investment banking brokerage, sales commission expenses, and other reasonable and customary out-of pocket expenses incurred by such Loan Party or such Subsidiary in connection therewith.
     “Newly Acquired Motor Vehicle Financing” means (a) any incurrence of Indebtedness permitted under Section 7.02(e) secured by, or in the form of a purchase money obligation or a Capitalized Lease in respect of, a Motor Vehicle purchased within 180 days of such incurrence of Indebtedness (other than any such Motor Vehicle purchased during the continuance of an Event of Default), (b) any sale and leaseback of a Motor Vehicle purchased within 180 days of such sale and leaseback (other than any such Motor Vehicle purchased during the continuance of an Event of Default) and (c) any entering by Holdings or any Subsidiary into any operating lease, as a lessee thereunder, with respect to the leasing of a Motor Vehicle.
     “Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).
     “North American Subsidiary” means any U.S. Subsidiary and any other Subsidiary that is incorporated or organized under the laws of Canada or Mexico or any province thereof.
     “Note” means a Term Note or a Revolving Credit Note, as the context may require.
     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Outstanding Amount” means (a) with respect to Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.
     “Participant” has the meaning specified in Section 10.06(d).
     “PBGC” means the Pension Benefit Guaranty Corporation.

     “Pension Plan” means a “pension plan,” as such term is defined in Section 3(2) of ERISA, which is subject to Section 412 of the Code or Section 302 of ERISA or Title IV of ERISA (other than a Multiemployer Plan), to which a Loan Party or any ERISA Affiliate may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
     “Permitted Acquisition” means an acquisition (whether pursuant to an acquisition of Capital Securities, assets or otherwise) by any Subsidiary of Holdings from any Person of all or substantially all of the assets of, all of the Capital Securities (or the offer or tender to purchase all of such Capital Securities) of a Person, or a business line or unit or division of any Person in which the following conditions are satisfied:
     (a) immediately before and after giving effect to such acquisition no Default shall have occurred and be continuing or would result therefrom (including under Section 6.08 and Section 7.01); and
     (b) after giving pro forma effect to the consummation of such acquisition, Holdings and its Subsidiaries are in compliance with the covenants set forth in Section 7.04 for the period of four full Fiscal Quarters of Holdings ended immediately preceding such acquisition and, with respect to any Permitted Acquisition for which the consideration (valued at fair market value) is in excess of $25,000,000, Holdings shall have delivered to the Administrative Agent a Compliance Certificate for such period (prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements delivered pursuant to Section 6.01) evidencing such compliance.
     “Permitted Holders” means, collectively, Mr. Moyes and the Additional Moyes Investors.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Platform” means IntraLinks or another similar electronic system.
     “Public Lender” means a Lender with personnel who do not wish to receive material non-public information with respect to Holdings or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.
     “Public Offering” means a public offering and sale of the Capital Securities of Holdings or any of its Subsidiaries pursuant to a prospectus, registration statement or similar document under the Securities Act of 1933, as amended.
     “Qualified Receivables Transaction” means (i) any Securitization Transaction of a Receivables Subsidiary that meets the following conditions:
     (a) the Board of Directors of Holdings (or the board of directors or members of any Subsidiary which is the direct parent of such Receivables Subsidiary) shall have determined in good faith that such Qualified Receivables Transaction (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to Holdings and the Receivables Subsidiary;

     (b) all sales of Receivables Assets to the Receivables Subsidiary are made at fair market value (as determined in good faith by Holdings or such direct parent);
     (c) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by Holdings or such direct parent) and may include Standard Securitization Undertakings;
     (d) no Default shall have occurred and be continuing or would result therefrom; and
     (e) the proceeds pursuant to such Qualified Receivables Transaction are applied, if required, in accordance with Section 2.05(b); or
     (ii) to the extent a Securitization Transaction as described above is economically or practically unfeasible (determined in the reasonable discretion of the Borrower) any other transaction, including a secured loan, in which (A) Receivables Assets are the sole recourse for such loan (it being understood that, for the avoidance of doubt, there shall be no recourse to Holdings or any other Loan Party, although the provisions of such transaction may include Standard Securitization Undertakings), (B) any excess Receivables Assets are pledged to secure the Obligations, and (C) the proceeds of such transaction are applied, if required, under Section 2.05(b) as if such transaction were a Qualified Receivables Transaction.
     “Quarterly Payment Date” means the last day of March, June, September and December, or, if any such day is not a Business Day, the next succeeding Business Day.
     “Receivables Assets” means a right of a Person to receive payment arising from a sale or lease of goods or the performance of services by such Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for such goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the UCC and any supporting obligations and any assets related thereto which are customarily transferred, or in respect of which security interests are customarily granted, in connection with an asset securitization transactions involving receivables, in each case so as long as the documentation in connection therewith is reasonably satisfactory to the Administrative Agent.
     “Receivables Subsidiary” means Swift Receivables and any other direct or indirect wholly owned Subsidiary of Holdings that (i) is a special purpose entity engaged in Qualified Receivables Transactions, (ii) engages in no activities other than in connection with the purchase, sale or financing of Receivables Assets and any business or activities reasonably incidental or related thereto, (iii) is designated by the board of directors of Holdings as a Receivables Subsidiary and (iv) meets the following conditions:
     (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Receivables Subsidiary (i) is Guaranteed by Holdings or any of its Subsidiaries, (ii) is recourse to or obligates Holdings or any of its Subsidiaries or (iii) subjects any property or assets of Holdings or any of its Subsidiaries, directly or indirectly, contingently or otherwise, to the satisfaction thereof;
     (b) with which neither Holdings nor any of its Subsidiaries has any material contract, agreement, arrangement or understanding (other than Standard Securitization Undertakings); and
     (c) to which neither Holdings nor any of its Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.
     Any such designation by the board of directors of Holdings shall be evidenced by a certified copy of the resolution of the board of directors of Holdings giving effect to such designation and an officers certificate certifying that such designation complies with the foregoing conditions.
     “Reduction Amount” has the meaning set forth in Section 2.05(b)(vii).
     “Register” has the meaning specified in Section 10.06(c).
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
     “Release” means a “release”, as such term is defined in CERCLA.
     “Repayment Percentage” means 50%; provided that the Repayment Percentage shall be (i) 25% if the Consolidated Leverage Ratio at the end of the applicable Fiscal Year is less than 2.50:1 but greater than or equal to 2.00:1 and (ii) 0% if such Consolidated Leverage Ratio is less than 2.00:1.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived pursuant to DOL Reg. Section 4043 as in effect on the date hereof (no matter how such notice requirement may be changed in the future).
     “Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
     “Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.
     “Required Term Lenders” means, as of any date of determination, Term Lenders holding more than 50% of the Term Loan Facility on such date.
     “Responsible Officer” means, as to any Loan Party, those of its officers, general partners or managing members (as applicable) whose signatures and incumbency shall have been certified to the Administrative Agent, the Lenders and the L/C Issuer pursuant to Section 4.01(a)(vi). Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
     “Restricted Payment” means (i) the declaration or payment of any dividend on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any class of Capital Securities of the Borrower or any other Subsidiary or any warrants, options or other right or obligation to purchase or acquire any such Capital Securities, whether now or hereafter outstanding, or (ii) the making of any other distribution in respect of such Capital Securities, in each case either directly or indirectly, whether in cash, property or obligations of the Borrower or any other Subsidiary or otherwise (in the case of clause (i) and (ii) above, other than dividends or distributions payable solely in common stock of Holdings or any Subsidiary).
     “Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).
     “Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. On the Closing Date, the aggregate amount of Revolving Credit Commitments is $400,000,000.
     “Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Credit Loans of such Lender, plus the aggregate amount at such time of such Lender’s L/C Exposure, plus the aggregate amount at such time of such Lender’s Swing Line Exposure.
     “Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.
     “Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.
     “Revolving Credit Loan” has the meaning specified in Section 2.01(b).
     “Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Revolving Credit Lender, substantially in the form of Exhibit C-2.
     “S&P” means Standard & Poor’s Financial Services LLC, and any successor thereto.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

     “Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.
     “Secured Hedge Agreement” means any Swap Contract required or permitted under Article VI or VII that is entered into by and between any Loan Party and any Hedge Bank.
     “Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents, and each of their respective successors, transferees and assigns.
     “Securitization Transactions” means any transaction or series of transactions entered into by Holdings or any of its Subsidiaries pursuant to which any Person issues interests, the proceeds of which are used to finance a discrete pool of Receivables Assets (in each case whether now existing or arising in the future), and which may include a grant of a security interest in any such Receivables Assets (whether now existing or arising in the future) of Holdings or any of its Subsidiaries.
     “Security Agreement” has the meaning specified in Section 4.01(a)(iii).
     “Senior Notes” means the second-priority senior secured notes issued under the Senior Notes Indenture.
     “Senior Note Documents” means the Senior Notes, the Senior Note Indenture and all other agreements, documents and instruments executed and delivered with respect to the Senior Notes or the Senior Note Indenture, as the same may be amended, supplemented, amended and restated or otherwise modified from time to time in accordance with this Agreement and the Senior Note Indenture.
     “Senior Note Indenture” means [ ].
     “Shareholder Loans” means that certain loan, made as of May 10, 2007, by the Borrower to the Permitted Holders and that certain indebtedness owed to IEL from Swift Motor Sports, Inc., made as of March 1, 2002, as amended and restated effective October 10, 2006.
     “Solvent” and “Solvency” mean, with respect to any Person and its Subsidiaries on any date of determination, that on such date (a) the fair value of the property of such Person and its Subsidiaries on a consolidated basis is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries on a consolidated basis, (b) the present fair salable value of the assets of such Person and its Subsidiaries on a consolidated basis is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it or its Subsidiaries will, incur debts or liabilities beyond the ability of such Person and its Subsidiaries to pay such debts and liabilities as they mature and (d) such Person and its Subsidiaries on a consolidated basis is not engaged in business or a transaction, and such Person and its Subsidiaries on a consolidated basis is not about to engage in business or a transaction, for which the property of such Person and its Subsidiaries on a consolidated basis would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by Holdings or any of its Subsidiaries which are reasonably customary (as determined in good faith by Holdings) in a securitization of Receivables Assets.
     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings and shall, for the avoidance of doubt, include IEL.
     “Subsidiary Guarantor” means each Subsidiary (other than the Borrower) that is a Loan Party.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined [in accordance with GAAP].
     “Swift Academy” means Swift Academy LLC and each of its Subsidiaries, if any.
     “Swift Arizona” means Swift Transportation Co. of Arizona, LLC, a Delaware limited liability company.
     “Swift Receivables” means Swift Receivables Company II, LLC, a Delaware limited liability company.
     “Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.
     “Swing Line Exposure” means, at any time, the Outstanding Amount of Swing Line Loans. The Swing Line Exposure of any Lender at any time shall be its Applicable Revolving Credit Percentage of the total Swing Line Exposure at such time.
     “Swing Line Lender” means Bank of America, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

     “Swing Line Loan” has the meaning specified in Section 2.04(a).
     “Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.
     “Swing Line Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the Revolving Credit Facility. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.
     “Syndication Agent” means Morgan Stanley Senior Funding, Inc., in its capacity as syndication agent, or any successor syndication agent.
     “Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds [(including any minority interest transactions that function primarily as a borrowing)] but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.
     “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term Loan Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans at such time.
     “Term Loan” means an advance made by any Term Lender under the Term Loan Facility.
     “Term Loan Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a).
     “Term Loan Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Term Loan Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. On the Closing Date, the aggregate amount of Term Loan Commitments is $1,050,000,000.
     “Term Loan Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term Loan Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.

     “Term Loan Maturity Date” means the Maturity Date with respect to the Term Loan Facility.
     “Term Note” means a promissory note made by the Borrower in favor of a Term Lender evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit C-1.
     “Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.
     “Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
     “Transaction” means (a) the issuance and sale of the Senior Notes, (b) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents and the Senior Notes Documents to which they are or are intended to be a party, (c) the refinancing of certain outstanding Indebtedness of the Borrower and Swift Arizona and the termination of all commitments with respect thereto, (d) the tender offer for the Floating Rate Notes and Fixed Rate Notes (including purchases pursuant to the letter agreement with Apollo Fund VI BC, L.P. and Lily, L.P.), and the consummation of such tender offer, (e) the cancellation of the Shareholder Loans, (f) the consummation of the Public Offering of Holdings and (g) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.
     “Transaction Documents” means, collectively, the Loan Documents and the Senior Note Documents.
     “Transaction Expenses” means the fees, premiums and expenses incurred in connection with the consummation of the Transactions.
     “Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
     “UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
     “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Sections 412 or 430 of the Code or Section 302 of ERISA for the applicable plan year.
     “United States” and “U.S.” mean the United States of America.
     “Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
     “U.S. Subsidiary” means any Subsidiary that is incorporated or organized under the laws of the United States, a state thereof or the District of Columbia.
     “Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

     “Welfare Plan” means a “welfare plan”, as such term is defined in Section 3(1) of ERISA.
     1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     1.03 Accounting Terms.
     (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
     (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Holdings, the Borrower or any Subsidiary at “fair value”, as defined therein.
     (c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of Holdings and its Subsidiaries or to the determination of any amount for Holdings and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that Holdings is required to consolidate pursuant to FASB Interpretation No. 46 — Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.
     1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
     1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
     1.07 Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II and IX) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.
ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
     2.01 The Loans. (a) The Term Loan Borrowing. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan to the Borrower on the Closing Date in an amount not to exceed such Term Lender’s Term Loan Commitment. The Term Loan Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Term Loan Commitments. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
     (b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
     2.02 Borrowings, Conversions and Continuations of Loans. (a) Each Term Loan Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 p.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 12:00 p.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 12:00 p.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term Loan Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.
     (b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Term Loan Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.
     (c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans if the Administrative Agent has or the Required Term Lenders or Required Revolving Lenders, as applicable, have determined in its or their sole discretion not to permit such conversions.
     (d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
     (e) After giving effect to all Term Loan Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than [ ] Interest Periods in effect in respect of the Term Loan Facility. After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than [ ] Interest Periods in effect in respect of the Revolving Credit Facility.
     (f) [Anything in this Section 2.02 to the contrary notwithstanding, the Borrower may not select (i) the Eurodollar Rate for the initial Credit Extension or (ii) Interest Periods for Eurodollar Rate Loans that have a duration of more than one month during the period from the date hereof to [ ] (or such earlier date as shall be specified by the Administrative Agent in a notice to the Borrower and the Lenders).]
     2.03 Letters of Credit. (a) The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.
(ii) The L/C Issuer shall not issue any Letter of Credit if:
     (A) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or
     (B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date.
(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
     (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;
     (B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;
     (C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $50,000;

     (D) such Letter of Credit is to be denominated in a currency other than Dollars;
     (E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder;
     (F) any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.14(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or
     (G) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.
     (iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
     (v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
     (vi) The L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.
     (b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 12:00 p.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.
     (ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.
     (iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.
     (iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
     (c) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 12:00 p.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
     (ii) Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 2:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.
     (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
     (iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of the L/C Issuer.
     (v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the

Borrower of a Committed Loan Notice ). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.
     (vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.
     (d) Repayment of Participations. (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Administrative Agent.
     (ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     (e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
     (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
     (ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
     (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
     (iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
     (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.
     The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
     (f) Role of L/C Issuer. (i) Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (A) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (B) any action taken or omitted in the absence of gross negligence or willful misconduct; or (C) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
     (ii) The L/C Issuer shall, no later than the third Business Day following the last day of each month, provide to the Administrative Agent a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, showing, with respect to any Letter of Credit outstanding an any time during such month: (A) the date of issuance, (B) the account party, (C) the original face amount (if any), (D) the expiration date, (E) the reference number and (F) the aggregate amount (if any) payable by the Borrower to such L/C Issuer during such month. Promptly after the receipt of such schedule from the L/C Issuer, the Administrative Agent shall provide to Lenders a summary of such schedule.
     (g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances in an aggregate amount equal to 105% of the L/C Obligations (“Cash Collateral”) pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked deposit accounts at Bank of America. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer.
     (h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.
     (i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.14(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
     (j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum separately agreed by the Borrower and the L/C Issuer, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
     (k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
     (l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
     2.04 Swing Line Loans. (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Credit Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility at such time, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans at

such time shall not exceed such Lender’s Revolving Credit Commitment, and provided further that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Swing Line Loan.
     (b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $500,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower [at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds].
     (c) Refinancing of Swing Line Loans. (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Revolving Credit Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
     (ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
     (iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
     (iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.
     (d) Repayment of Participations. (i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Swing Line Lender.
     (ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     (e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the Swing Line Lender.
     (f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
     2.05 Prepayments. (a) Optional. (i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 12:00 p.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall be applied as directed by the Borrower to the principal repayment installments thereof, and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.
     (ii) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $500,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
     (b) Mandatory. (i) Commencing with Fiscal Year 2011, within five Business Days after financial statements have been delivered pursuant to Section 6.01(b) and the related Compliance Certificate has been delivered pursuant to Section 6.01(c), the Borrower shall prepay an aggregate principal amount of Loans equal to the excess (if any) of (A) the Repayment Percentage of Excess Cash Flow for the Fiscal Year covered by such financial statements over (B) the sum of (i) the aggregate principal amount of Term Loans prepaid during such Fiscal Year pursuant to Section 2.05(a)(i) and (ii) the excess of (x) all prepayments made under Section 2.05(b)(iii) over (y) the aggregate amount of prepayments made under Section 2.05(b)(iii) that, pursuant to the operation of clause (x), have previously reduced the prepayment amount pursuant to this Section 2.05(b)(i) (such prepayments to be applied as set forth in clauses (v) and (vii) below).
     (ii) If any Loan Party or any of its Subsidiaries Disposes of any Motor Vehicle (other than in connection with a Motor Vehicle Financing (including in connection with the repayment or other discharge of any Motor Vehicle Financing with or in anticipation of the receipt of proceeds from any sale or other disposition of any Motor Vehicles securing or the subject of such Motor Vehicle Financing) or a Newly Acquired Motor Vehicle Financing), Disposes of any property pursuant to Section 7.11(c), Disposes of any property in connection with a sale and leaseback pursuant to Section 7.15(c) or suffers a Casualty Event which results in the realization by such Person of Net Cash Proceeds, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds within five (5) Business Days of receipt thereof by such Person (such prepayments to be applied as set forth in clauses (v) and (vii) below); provided, however, that, with respect to any Net Cash Proceeds realized under a Disposition or Casualty Event described in this Section 2.05(b)(ii), at the election of the Borrower, and so long as no Default or Event of Default shall have occurred and be continuing, such Loan Party or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds in operating assets (including Permitted Acquisitions) so long as within 365 days after the receipt of such Net Cash Proceeds, such purchase shall have been consummated (as certified by the Borrower in writing to the Administrative Agent); provided further, that acquisitions of assets (including pursuant to Permitted Acquisitions) that occurred within 90 days prior to receipt of such Net Cash Proceeds shall be treated as a permitted application pursuant to this clause; and provided further, however, that any Net Cash Proceeds not subject to such definitive agreement or so reinvested shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.05(b)(ii).
     (iii) Upon the sale or issuance by Holdings of any of its Capital Securities (other than any sales or issuances of Capital Securities to another Loan Party, any such sale or issuance on the Closing Date, any sale or issuance that yields Net Cash Proceeds of up to $28,000,000 as a result of the exercise of any over-allotment option in connection with any such sale or issuance on the Closing Date (provided that in the case of any such sale and issuance that yields Net Cash Proceeds in excess of $28,000,000, such excess shall be applied in accordance with this clause (iii)) and any issuance or sale for the purpose of funding a Permitted Acquisition), the Borrower shall prepay an aggregate principal amount of Loans equal to the Repayment Percentage of all Net Cash Proceeds received therefrom within three (3) Business Days of receipt thereof by such Loan Party or such Subsidiary (such prepayments to be applied as set forth in clauses (v) and (vii) below).
     (iv) If any Loan Party receives any Net Cash Proceeds from (x) any Qualified Receivables Transaction representing an increase in the net outstanding realizations by the Loan Parties under all Qualified Receivables Transactions to in excess of $275,000,000 (or, if greater, the largest prior amount since the Closing Date of such net outstanding realizations) or (y) any Motor Vehicle Financing, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds, to be applied as set forth in clauses (v) and (vii) below.
     (v) Each prepayment of Loans pursuant to the foregoing provisions of this Section 2.05(b) shall be applied, first, to the Term Loan Facility to the principal repayment installments thereof occurring within the next 24 months in direct order of maturity, second, to the Term Loan Facility to the remaining principal repayment installments thereof on a pro-rata basis, and third, to the Revolving Credit Facility in the manner set forth in clause (vii) of this Section 2.05(b).
     (vi) If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility at such time, the Borrower shall immediately prepay Revolving Credit Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess.

     (vii) Prepayments of the Revolving Credit Facility made pursuant to this Section 2.05(b), first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Revolving Credit Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations; and, in the case of prepayments of the Revolving Credit Facility required pursuant to clause (i), (ii), (iii), (iv) or (v) of this Section 2.05(b), the amount remaining, if any, after the prepayment in full of all L/C Borrowings, Swing Line Loans and Revolving Credit Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full (the sum of such prepayment amounts, cash collateralization amounts and remaining amount being, collectively, the “Reduction Amount”) may be retained by the Borrower for use in the ordinary course of its business, and the Revolving Credit Facility shall be automatically and permanently reduced by the Reduction Amount as set forth in Section 2.06(b)(ii). Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the L/C Issuer or the Revolving Credit Lenders, as applicable.
     2.06 Termination or Reduction of Commitments. (a) Optional. The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit, or from time to time permanently reduce the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 p.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit.
     (b) Mandatory. (i) The aggregate Term Loan Commitments shall be automatically and permanently reduced to zero on the date of the Term Loan Borrowing.
     (ii) The Revolving Credit Facility shall be automatically and permanently reduced on each date on which the prepayment of Revolving Credit Loans outstanding thereunder is required to be made pursuant to Section 2.05(b)(ii), (iii) or (iv) by an amount equal to the applicable Reduction Amount.
     (iii) If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the Revolving Credit Facility at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.
     (c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Revolving Credit Commitment under this Section 2.06. Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Revolving Credit Percentage of such reduction amount. All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

     2.07 Repayment of Loans. (a) Term Loans. On each Quarterly Payment Date commencing March 31, 2011, the Borrower shall repay to the Term Lenders an aggregate principal amount of Term Loans equal to 0.25% of the original aggregate outstanding principal amount of the Term Loans (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05); provided, however, that the final principal repayment installment of the Term Loans shall be repaid on the Term Loan Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.
     (b) Revolving Credit Loans. The Borrower shall repay to the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.
     (c) Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.
     2.08 Interest. (a) Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for such Facility; (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for the Revolving Credit Facility.
     (b) (i) After the occurrence and during the continuance of any Event of Default described in Section 8.01(a) or (i), upon the request of the Required Lenders (except in the case of an Event of Default as a result of the failure to pay any principal amounts due, such request shall not be required), the Borrower shall pay interest on all Obligations not paid when due at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (ii) After the occurrence and during the continuance of any Event of Default with respect to Section 7.04 for a period of 15 consecutive days, upon the request of the Required Lenders, the Borrower shall pay interest on all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
     2.09 Fees. In addition to certain fees described in Sections 2.03(i) and (j):
     (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee equal to the Applicable Fee Rate times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the

Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on each Quarterly Payment Date, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period for the Revolving Credit Facility. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Fee Rate separately for each period during such quarter that such Applicable Fee Rate was in effect.
     (b) Other Fees. (i) The Borrower shall pay to the Joint Lead Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     (ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate]. (a) All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
     (b) If, as a result of any restatement of or other adjustment to the financial statements of Holdings or for any other reason, the Borrower, Holdings or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by Holdings as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article VIII. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.
     2.11 Evidence of Debt. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
     (b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
     2.12 Payments Generally; Administrative Agent’s Clawback. (a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.
     (b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
     (ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
     (c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).
     (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     (f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.
     2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:
     (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).
     The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
     2.14 Defaulting Lenders.
     (a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
     (i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.
     (ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative

Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.14(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
     (iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(i).
     (iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Committed Loans of that Lender.
     (v) Borrower May Terminate Commitments. The Borrower may terminate the unused amount of the Revolving Credit Commitment of a Defaulting Lender upon not less than three (3) Business Days’ prior notice to the Administrative Agent (which will promptly notify the

Lenders thereof), and in such event the provisions of Section 2.14(a)(ii) above will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the L/C Issuer, the Swing Line Lender or any Lender may have against such Defaulting Lender.
     (b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.14(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
     2.15 Borrower Repurchases. So long as no Default or Event of Default has occurred and is continuing, the Borrower may from time to time purchase, in accordance with this Section 2.15, Term Loans from one or more Lenders on a non-pro rata basis pursuant to a Dutch auction (open to all Lenders), on terms to be agreed between the Borrower and the Lenders participating in such Dutch auction; provided that (i) the procedures with respect to any such Dutch auction shall be approved by the Administrative Agent, (ii) any principal and accrued interest and unpaid interest on the Term Loans purchased by the Borrower shall be cancelled and such Term Loans shall no longer be outstanding for all purposes of this Agreement and the other Loan Documents, (iii) no proceeds of the Revolving Credit Facility shall be used to consummate such purchase and (iv) both immediately before and after giving effect to such purchase, the Borrower shall have unrestricted cash and Cash Equivalents (excluding any outstanding Revolving Credit Loans and Swing Line Loans) of not less than $75,000,000. By initiating a Dutch auction and repurchasing Loans pursuant to this Section 2.15, the Borrower shall be deemed to represent as of the date of such notice and purchase that the Borrower is not in possession of any information regarding any Loan Party, its assets, its ability to perform its Obligations or any other matter that may be material to a decision by any Term Lender to participate in such Dutch auction or participate in any of the transactions contemplated thereby, that has not previously been disclosed to the Administrative Agent and the Lenders.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
     3.01 Taxes. (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require any Loan Party or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the applicable Loan Party or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
     (ii) If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.
     (b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) Tax Indemnifications. (i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that payment of penalties, interest and other expenses shall not be required to the extent attributable to the gross negligence or willful misconduct of the Person seeking indemnification. The Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.
     (ii) Without limiting the provisions of subsection (a) or (b) above, each Lender and the L/C Issuer shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to the Borrower or the Administrative Agent pursuant to subsection (e). Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.
     (d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.
     (e) Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.
     (ii) Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,
     (A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and
     (B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (II) executed originals of Internal Revenue Service Form W-8ECI,
     (III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,
     (IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or
     (V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
     (iii) Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.
     (f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
     3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate

Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
     3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.
     3.04 Increased Costs; Reserves on Eurodollar Rate Loans. (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;
     (ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or
     (iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

     (b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     (e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.
     3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
     (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
     (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a

Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
     (c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
     3.06 Mitigation Obligations; Replacement of Lenders. (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.
     (b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.
     3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.
ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
     4.01 Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction or waiver of the following conditions precedent:
     (a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent:
     (i) executed counterparts of this Agreement, in number reasonably requested by the Administrative Agent;
     (ii) a Note executed by the Borrower in favor of each Lender requesting a Note;
     (iii) a Guarantee and Collateral agreement, in substantially the form of Exhibit F (together with each other guarantee and collateral agreement and guarantee and collateral agreement supplement delivered pursuant to Section 6.08, the “Security Agreement”), duly executed by each Loan Party and the Collateral Agent, together with:
     (A) the results of a lien search listing all effective financing statements that name any Loan Party as debtor, together with copies of such financing statements,
     (B) financing statements suitable in form for filing naming each Loan Party as a debtor and the Collateral Agent as the secured party, or other similar instruments or documents to be filed under the UCC of all jurisdictions necessary to perfect the security interests of the Collateral Agent pursuant to such Security Agreement, and
     (C) evidence that all other action that the Administrative Agent or the Collateral Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement has been taken (including receipt of duly executed payoff letters and UCC-3 termination statements);
     (iv) an intercreditor agreement, in substantially the form of Exhibit G, duly executed by each Loan Party, the Collateral Agent and the trustees with respect to the Senior Notes (the “Intercreditor Agreement”).
     (v) to the extent required by the Security Agreement, the Intellectual Property Security Agreements, duly executed by each Loan Party, with respect to Intellectual Property included in the Collateral, together with evidence that all action that the Administrative Agent or the Collateral Agent may deem necessary or desirable in order to perfect the Liens created under the Intellectual Property Security Agreement has been taken or shall be taken within the time specified by the Security Agreement (or, if not specified therein, as specified by the Administrative Agent or the Collateral Agent);
     (vi) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;
     (vii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in is jurisdiction of organization and each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

     (viii) a favorable opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in form and substance reasonably satisfactory to the Administrative Agent;
     (ix) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the consummation by such Loan Party of the Transaction and the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
     (x) a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 4.02(a) and (b) have been satisfied;
     (xi) a certificate signed by a Responsible Officer of Holdings certifying (A) that there has been no event or circumstance since December 31, 2009 that has had, or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (B) a calculation of the Consolidated Leverage Ratio as of the last day of the Fiscal Quarter of Holdings most recently ended at least 45 days prior to the Closing Date, after giving pro forma effect to the Transaction, which Consolidated Leverage Ratio shall not be in excess of 4.20:1.00 and (C) that there is no pending or, to the knowledge of Holdings or any of its Subsidiaries, threatened litigation, action, proceeding or labor controversy (i) except as disclosed in Schedule 5.07, against Holdings or any of its Subsidiaries, or any of their respective properties, businesses, assets or revenues, which could reasonably be expected to have a Material Adverse Effect, or (ii) which purports to affect the legality, validity or enforceability of any Loan Document, the Transaction Documents or the Transaction;
     (xii) (A) the Audited Financial Statements and the audited (without any Impermissible Qualification) consolidated balance sheet of Swift Corporation and its Subsidiaries for Fiscal Year 2007 and Fiscal Year 2008, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for each such Fiscal Year of Swift Corporation and its Subsidiaries, including the notes thereto and (B) the unaudited consolidated balance sheet of Swift Corporation and its Subsidiaries for the Fiscal Quarters ended March 31, 2010, June 30, 2010 and September 30, 2010 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for each such Fiscal Quarter of Swift Corporation and its Subsidiaries;
     (xiii) forecasts prepared by management of Holdings of consolidated balance sheets and statements of income or operations and cash flows of Holdings and its Subsidiaries through December 31, 2015;
     (xiv) a certificate attesting to the Solvency of the Loan Parties, taken as a whole, before and after giving effect to the Transaction, from Holdings’ chief financial officer;
     (xv) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Collateral Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral;
     (xvi) evidence that the Existing Credit Agreement has been, or concurrently with the

Closing Date is being, terminated (other than letters of credit under the Existing Credit Agreement that will be deemed Letters of Credit hereunder) and all Liens securing obligations under the Existing Credit Agreement have been, or concurrently with the Closing Date are being, released;
     (xvii) evidence that the Shareholder Loans have been, or concurrently with the Closing Date are being, cancelled; and
     (xviii) evidence that any outstanding interest rate Swap Contracts to which Holdings or any of its Subsidiaries is a party has been, or concurrently with the Closing Date is being, terminated, and all amounts payable by Holdings or any such Subsidiary in connection with such termination has been, or concurrently with the Closing Date is being, paid.
     (b) (i) All fees required to be paid to the Administrative Agent and the Joint Lead Arrangers on or before the Closing Date shall have been, or concurrently with the Closing Date are being, paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been, or concurrently with the Closing Date are being, paid.
     (c) The Borrower shall have, or concurrently with the Closing Date will have, paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).
     (d) The Collateral Agent’s receipt of the following, each of which shall be originals and each in form and substance satisfactory to the Collateral Agent:
     (i) certificates (in the case of Capital Securities that are certificated securities (as defined in the UCC)) evidencing all of the issued and outstanding Capital Securities owned by each Loan Party in its U.S. Subsidiaries and 65% of the issued and outstanding Voting Securities of each Foreign Subsidiary (together with all the issued and outstanding non-voting Capital Securities of such Foreign Subsidiary) directly owned by each Loan Party, which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank, or for any Capital Securities that are uncertificated securities (as defined in the UCC), confirmation and evidence that the security interest therein has been transferred to and perfected by the Administrative Agent for the benefit of the Secured Parties in accordance with Articles 8 and 9 of the UCC and all laws otherwise applicable to the perfection of the pledge of such Capital Securities; and
     (ii) each promissory note (if any) pledged to the Collateral Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof to the extent delivery thereof to the Collateral Agent is required under the Security Agreement;
     (e) There shall not have occurred and be continuing any default or event of default under the Existing Notes Indentures or any documents governing any Qualified Receivables Transaction.
     (f) The Borrower shall have received a corporate rating from S&P, a corporate family rating from Moody’s and a rating with respect to the Loans from each of Moody’s and S&P.

     (g) Holdings shall have executed an underwriting agreement with respect to a Public Offering of its common stock and, concurrently with the Closing Date, such Public Offering shall have been consummated.
     (h) Concurrently with the Closing Date, the sale of the Senior Notes shall have been consummated.
     (i) The Borrower shall have tendered for, tenders shall have been received for, and all conditions precedent to the consummation of such tender shall have been satisfied with respect to, at least 66 2/3% of the Floating Rate Notes and at least 66 2/3% of the Fixed Rate Notes (it being agreed that all Floating Rate Notes and Fixed Rate Notes covered under that certain letter agreement with Apollo Fund VI BC, L.P. and Lily, L.P. shall be deemed included in such tendered notes).
Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
     4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the satisfaction or waiver of the following conditions precedent:
     (a) The representations and warranties set forth in each Loan Document shall be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date), in each case other than representations and warranties which are subject to a materiality qualifier, in which case such representations and warranties shall be (or shall have been) true and correct.
     (b) No Default or Event of Default shall have occurred and be continuing, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
     (c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
     (d) Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
     Each of Holdings and the Borrower represents and warrants to the Administrative Agent and the Lenders that:
     5.01 Organization. Each Loan Party is validly organized and existing and in good standing under the laws of the state or jurisdiction of its incorporation or organization, is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification (except in jurisdictions where the failure to be so qualified or in good standing has not had and could not reasonably be expected to result in a Material Adverse Effect), and each Loan Party has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under each Loan Document to which it is a party, to own and hold under lease its property and to conduct its business substantially as currently conducted by it (except, other than with respect to Holdings and the Borrower, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect).
     5.02 Due Authorization; Non-Contravention. The execution, delivery and performance by each Loan Party of each Loan Document executed or to be executed by it, each Loan Party’s participation in the consummation of all aspects of the Transaction, and the execution, delivery and performance by Holdings, the Borrower or (if applicable) any other Loan Party of the agreements executed and delivered by it in connection with the Transaction are in each case within such Person’s powers, have been duly authorized by all necessary action, and do not
     (a) contravene any (i) Loan Party’s Organization Documents, if applicable, (ii) court decree or order binding on or affecting any Loan Party or (iii) law or governmental regulation binding on or affecting any Loan Party; or
     (b) result in (i) or require the creation or imposition of, any Lien on, except (in the case of both clause (a) above and this clause (b)) as permitted by this Agreement, or (ii) a default under any material Contractual Obligation binding on or affecting any Loan Party.
     5.03 Governmental Approval; Regulation. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person (other than those that have been, or on the Closing Date will be, duly obtained or made and which are, or on the Closing Date will be, in full force and effect) is required for the due execution, delivery or performance by any Loan Party of any Loan Document to which it is a party, or for the due execution, delivery and/or performance of the Loan Documents, in each case by the parties thereto or the consummation of the Transaction except, to the extent such failure to obtain such approval or to provide such notice (other than in respect of a Governmental Authority) could not reasonably be expected to result in a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     5.04 Validity. Each Loan Document to which any Loan Party is a party constitutes the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with their respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity).
     5.05 Financial Information. The consolidated financial statements of Holdings and its Subsidiaries furnished to the Administrative Agent and each Lender pursuant to Section 4.01(a)(xii) have been prepared in accordance with GAAP consistently applied, and present fairly in all material respects the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended, subject with respect to unaudited periods to normal year-end adjustments. All balance sheets, all statements of income and of cash flow and all other financial information of Holdings and its Subsidiaries furnished pursuant to Section 6.01 have been and will for periods following the Closing Date be prepared in accordance with GAAP consistently applied with the financial statements delivered pursuant to Section 4.01(a)(xii), and do or will present fairly in all material respects the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended, subject with respect to unaudited periods to normal year-end adjustments.
     5.06 No Material Adverse Change. Since December 31, 2009, there has been no event or circumstance that has had, or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.
     5.07 Litigation; Labor Controversies. There is no pending or, to the knowledge of Holdings or any of its Subsidiaries, threatened litigation, action, proceeding or labor controversy (i) except, as of the Closing Date, as disclosed in Schedule 5.07, against Holdings any of its Subsidiaries, or any of their respective properties, businesses, assets or revenues, which could reasonably be expected to have a Material Adverse Effect, and no development has occurred in any labor controversy, litigation, arbitration or governmental investigation or proceeding disclosed in Schedule 5.07 that could reasonably be expected to have a Material Adverse Effect, or (ii) which purports to affect the legality, validity or enforceability of any Loan Document, the Transaction Documents or the Transaction.
     5.08 Subsidiaries. Holdings has no Subsidiaries, except those Subsidiaries which are identified in Schedule 5.08, or which are permitted to have been organized or acquired in accordance with Section 7.05 or 7.10. As of the Closing Date, Schedule 5.08 identifies each Loan Party, and sets forth the ownership interests of each Loan Party in each Subsidiary.
     5.09 Ownership of Properties. Holdings and each of its Subsidiaries owns (i) in the case of owned real property, good and marketable fee title to, and (ii) in the case of owned personal property, good and valid title to, or, in the case of leased real or personal property, valid and enforceable leasehold interests (as the case may be) in, all of its tangible properties and assets of any nature whatsoever, free and clear in each case of all Liens or claims, except for minor defects in title that do not materially interfere with its ability to conduct business or to utilize such assets for their intended purposes and Liens permitted pursuant to Section 7.03. As of the Closing Date, set forth in Schedule 5.09 is a true and complete list of all real property owned or leased by the Loan Parties, and each Mortgaged Property is identified therein.
     5.10 Taxes. Holdings and each of its Subsidiaries has filed all tax returns and reports required by law to have been filed by it and has paid all Taxes thereby shown to be due and owing, except any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books, except to the extent the failure to file such tax returns or pay such Taxes (in each case other than with respect to federal Taxes) has not had and could not reasonably be expected to result in a Material Adverse Effect.
     5.11 Pension and Welfare Plans. Except as could not reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred and no condition exists with respect to any Pension Plan and (ii) no Pension Plan has any Unfunded Pension Liabilities. As of the Closing Date, except as disclosed in Schedule 5.11, no Loan Party or ERISA Affiliate has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.
     5.12 Environmental Warranties.
     Except as set forth in Schedule 5.12:
     (a) all facilities and property (including underlying groundwater) owned or leased by

Holdings or any of its Subsidiaries have been, and continue to be, owned or leased by Holdings and its Subsidiaries in compliance with all Environmental Laws, except to the extent the failure to be in compliance could not reasonably be expected to result in a Material Adverse Effect;
     (b) there have been no past, and there are no pending or threatened (i) claims, complaints, notices or requests for information received by Holdings or any of its Subsidiaries with respect to any alleged violation of any Environmental Law, or (ii) complaints, notices or inquiries to Holdings or any of its Subsidiaries regarding potential liability under any Environmental Law, in each case, that singly or in the aggregate have had, or could reasonably be expected to have, a Material Adverse Effect;
     (c) there have been no Releases of Hazardous Materials at, on or under any property now or previously owned or leased by Holdings or any of its Subsidiaries that have, or could reasonably be expected to have, a Material Adverse Effect;
     (d) Holdings and its Subsidiaries have been issued and are in compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters, except to the extent the non-issuance or the failure to be in compliance could not reasonably be expected to result in a Material Adverse Effect;
     (e) no property now or, to the knowledge of Holdings or any of its Subsidiaries, previously owned or leased by Holdings or any of its Subsidiaries is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up;
     (f) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by Holdings or any of its Subsidiaries that, singly or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect;
     (g) neither Holdings nor any Subsidiary has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material claims against Holdings or such Subsidiary for any remedial work, damage to natural resources or personal injury, including claims under CERCLA, except that could not reasonably be expected to have a Material Adverse Effect;
     (h) there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned or leased by Holdings or any Subsidiary that, singly or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect; and
     (i) no conditions exist at, on or under any property now or previously owned or leased by Holdings which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law that singly or in the aggregate have had, or could reasonably be expected to have, a Material Adverse Effect.
     5.13 Accuracy of Information. None of the factual information (other than projected financial information and general economic or industry data), when taken as a whole, heretofore or contemporaneously, and furnished in writing, to any Secured Party by or (with the knowledge of Holdings or Borrower) on behalf of any Loan Party in connection with any Loan Document or any transaction contemplated hereby (including the Transaction) contains, as of the date such information was furnished (and as modified or supplemented by other information so furnished) any untrue statement of a material fact, or omits to state any material fact necessary to make any information, in light of the circumstances under which they were made, not materially misleading. With respect to projected financial information, Holdings and the Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared, it being understood and acknowledged that projections are as to future events and are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the control of Holdings and the Borrower, and no assurances can be given that any particular projections will be realized and that actual results during the period or periods covered by the projections may differ significantly from the projected results and such differences may be material.
     5.14 Regulations U and X. Neither Holdings nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no proceeds of any Credit Extensions will be used to purchase or carry margin stock in a way which violates, or would be inconsistent with, FRB Board Regulation U or Regulation X. Terms for which meanings are provided in FRB Regulation U or Regulation X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.
     5.15 Solvency. The Borrower and the Guarantors, taken as a whole, on a consolidated basis, both before and after giving effect to any Credit Extension, are Solvent.
     5.16 No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
     5.17 Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     5.18 Insurance. The Borrower and its Subsidiaries maintain insurance with financially sound and reputable insurance companies (including Captive Insurance Companies), in such amounts, with such deductibles and covering such risks as are consistent with past practices of Holdings and its Subsidiaries.
     5.19 Collateral Documents. (a) The Security Agreement and each other Security Document is, or upon execution, will be, effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid security interest in the Collateral described therein and proceeds thereof (to the extent a security interest can be created therein under the UCC). In the case of the pledged equity interests described in the Security Agreement, when stock or interest certificates representing such pledged equity interests (along with properly completed stock or interest powers endorsing the pledged equity interest and executed by the owner of such shares or interests are delivered to the Collateral Agent), and in the case of the other Collateral described in the Security Agreement or any other Security Document (other than deposit accounts and Motor Vehicles), when financing statements in appropriate form are filed in the appropriate offices, all other filings and recordations contemplated hereby and by the Collateral Documents are properly filed and recorded, the Collateral Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except Liens permitted by Section 7.03). In the case of Collateral that consists of deposit accounts, when a control agreement is executed and delivered by all parties thereto with respect to such accounts, the Collateral Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, prior and superior to any other Person except as provided under the applicable control agreement with respect to the financial institution party thereto. In the case of Collateral that consists of Motor Vehicles, when the recordation or notation of the Collateral Agent’s security interest on the certificates of title or ownership in respect of such Motor Vehicle is made, the Collateral Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except Liens permitted by Section 7.03).
     (b) Each of the Mortgages is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid security interest in the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 5.19(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any Person (except Liens permitted by Section 7.03)
ARTICLE VI
AFFIRMATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding, each of Holdings and Borrower will, and will cause each of its Subsidiaries to, perform or cause to be performed the obligations set forth below.
     6.01 Financial Information, Reports, Notices, etc. Holdings will furnish to the Administrative Agent (and the Administrative Agent will make available to each Lender) copies of the following financial statements, reports, notices and information:
     (a) within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year (or if Holdings is required to file such information on a Form 10-Q with the SEC, promptly following such filing, but in no event later than 45 days after the end of the applicable Fiscal Quarter, unless Holdings obtains an extension of its Form 10-Q filing date as permitted under the Exchange Act, in which case, such information will be provided contemporaneously with such filing and in any event no later than the expiration date of such extension), an unaudited consolidated balance sheet of Holdings and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of income of Holdings and its Subsidiaries for such Fiscal Quarter and consolidated statements of income and cash flows of Holdings and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, and including (in each case), in comparative form the figures for the corresponding Fiscal Quarter in, and year to date portion of, the immediately preceding Fiscal Year, certified as complete and correct by the chief financial or accounting Responsible Officer of Holdings (subject to normal year-end audit adjustments);
     (b) within 90 days after the end of each Fiscal Year (or if Holdings is required to file such information on a Form 10-K with the SEC, promptly following such filing, but in no event later than 90 days after the end of the applicable Fiscal Year, unless Holdings obtains an extension of its Form 10-K filing date as permitted under the Exchange Act, in which case, such information will be provided contemporaneously with such filing and in any event no later than the expiration date of such extension), a copy of the consolidated balance sheet of Holdings and its Subsidiaries, and the related consolidated statements of income and cash flow of Holdings and its Subsidiaries for such Fiscal Year, setting forth in comparative form the figures for the immediately preceding Fiscal Year, which (i) shall be audited (without any Impermissible Qualification) by independent public accountants reasonably acceptable to the Administrative Agent, and (ii) shall be accompanied by a report from such accountants including a calculation of the financial covenants set forth in Section 7.04 and stating that, in performing the examination necessary to deliver the audited financial statements of Holdings, as of the date of delivery, no knowledge was obtained of any Event of Default, except as specified therein;
     (c) concurrently with the delivery of the financial information pursuant to clauses (a) and (b) (commencing with the delivery of the financial information pursuant to clause (b) for the Fiscal Year ending December 31, 2010), a Compliance Certificate, executed by the chief financial or accounting Responsible Officer of Holdings, (i) showing compliance with the financial covenants set forth in Section 7.04 and stating that (x) no Default has occurred and is continuing (or, if a Default has occurred, specifying the details of such Default and the action that Holdings or a Loan Party has taken or proposes to take with respect thereto and (y) no change in the generally accepted accounting principles used in the preparation of the financial statements provided pursuant to Sections 6.01(a) or (b) has occurred (or if such a change has occurred, Holdings shall provide a statement of reconciliation conforming such financial statements to GAAP), (ii) stating that no Subsidiary has been formed or acquired since the delivery of the last Compliance Certificate (or, if a Subsidiary has been formed or acquired since the delivery of the last Compliance Certificate, a statement that such Subsidiary has complied with Section 6.08), (iii) indicating (x) the amounts of any Net Cash Proceeds to be applied pursuant to Section 2.05(b) and (y) in the case of any Net Cash Proceeds in respect of a Disposition or Casualty Event, the amounts of any such proceeds being retained by the applicable Loan Party’s pursuant to Section 2.05(b)(ii) and the time period within which such proceeds are to be, or were, applied, (iv) indicating any changes to the Schedules to any Security Agreement provided pursuant to the terms of such Security Agreement, (v) providing the information required with respect to Motor Vehicles required under [Section 5.6(a)] of the Security Agreement and (vi) in the case of a Compliance Certificate delivered concurrently with the financial information pursuant to clause (b), including a calculation of Excess Cash Flow;
     (d) as soon as available and in any event no later than the date the annual financial statements are delivered pursuant to clause (b), an annual budget, prepared on a quarterly basis for such Fiscal Year and containing consolidated projected financial statements (including balance sheets and statements of operations and cash flows) of Holdings and its Subsidiaries, in substantially the form of the projections previously delivered to the Administrative Agent;
     (e) as soon as possible and in any event within three days after Holdings or any other Loan Party obtains knowledge of the occurrence of a Default, a statement of a Responsible Officer of Holdings or the Borrower setting forth details of such Default and the action which Holdings or such Loan Party has taken and proposes to take with respect thereto;
     (f) as soon as possible and in any event within three days after Holdings or any other Loan Party obtains knowledge of (i) the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy described in Schedule 5.07 or (ii)

the commencement of any litigation, action, proceeding or labor controversy of the type and materiality described in Section 5.07, notice thereof and, to the extent the Administrative Agent requests, copies of all documentation relating thereto;
     (g) promptly after the sending or filing thereof, copies of all reports, notices, prospectuses and registration statements which any Loan Party files with the SEC or any national securities exchange;
     (h) promptly upon becoming aware of (i) the occurrence of any ERISA Event; or (ii) the occurrence of any event with respect to any Pension Plan or Multiemployer Plan which could result in the incurrence by any Loan Party or any ERISA Affiliate of any liability, fine or penalty that could reasonably be expected to have a Material Adverse Effect, notice thereof and, to the extent the Administrative Agent requests, copies of all documentation relating thereto;
     (i) promptly upon receipt thereof, copies of all “management letters” submitted to Holdings or any other Loan Party by the independent public accountants referred to in clause (b) in connection with each audit made by such accountants;
     (j) promptly following the mailing or receipt of any notice or report delivered under the terms of the Existing Notes Indentures or the Senior Note Documents, copies of such notice or report;
     (k) all PATRIOT Act Disclosures, to the extent reasonably requested by the Administrative Agent or any Lender; and
     (l) such other financial and other information as any Lender or the L/C Issuer through the Administrative Agent may from time to time reasonably request (including information and reports in such detail as the Administrative Agent may reasonably request with respect to the terms of and information provided pursuant to the Compliance Certificate).
          Financial statements and other information required to be delivered pursuant to Sections 6.01(a), 6.01(b), 6.01(g) and 6.01(j) shall be deemed to have been delivered if such statements and information shall have been posted by Holdings on its website or shall have been posted on the SEC EDGAR system, Intralinks or similar site to which all of the Lenders have been granted access.
     6.02 Maintenance of Existence; Compliance with Contracts, Laws, etc. Holdings will, and will cause each of its Subsidiaries to, preserve and maintain its legal existence (except as otherwise permitted by Section 7.10), and comply in all respects with all applicable laws, rules, regulations and orders, including the payment (before the same become delinquent), of all Taxes, imposed upon Holdings or its Subsidiaries or upon their property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of Holdings or its Subsidiaries, as applicable, except, in each case, to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
     6.03 Properties. Holdings will, and will cause each of its Subsidiaries to:
     (a) maintain, preserve, protect and keep its and their respective tangible material properties in good repair, working order and condition (ordinary wear and tear and casualty and other insurance events excepted), and make necessary repairs, renewals and replacements so that the business carried on by Holdings and its Subsidiaries may be properly conducted at all times, unless Holdings or such Subsidiary determines in good faith that the continued maintenance of such property is no longer economically desirable, necessary or useful to the business of Holdings or any of its Subsidiaries or the Disposition of such property is otherwise permitted by Section 7.10 or 7.11; and
     (b) upon the request of the Administrative Agent or the Collateral Agent with respect to any Mortgaged Property, as promptly as practicable, engage an appraiser and cause to be delivered an appraisal with respect to such Mortgaged Property; provided that (i) any initial appraisal with respect to any Mortgaged Property and (ii) a second appraisal with respect to any Mortgaged Property so requested after the occurrence and during the continuance of an Event of Default shall, in each case, be at the sole cost and expense of Holdings and its Subsidiaries.
     6.04 Insurance. Holdings will, and will cause each of its Subsidiaries to maintain:
     (a) insurance with financially sound and reputable insurance companies (including Captive Insurance Companies) against loss, damage and liability in at least the amounts (and with only those deductibles), and against such risks as are consistent with past practices of Holdings and its Subsidiaries; and
     (b) all worker’s compensation, employer’s liability insurance or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business.
     Without limiting the foregoing, all insurance policies required pursuant to this Section shall (i) name the Administrative Agent on behalf of the Secured Parties as mortgagee (in the case of property insurance), as applicable, and provide that no cancellation or modification of the policies will be made without thirty days’ prior written notice to the Administrative Agent and (ii) be in addition to any requirements to maintain specific types of insurance contained in the other Loan Documents.
     6.05 Books and Records. Holdings will, and will cause each of its Subsidiaries to, keep books and records in accordance with GAAP which accurately reflect all of its business affairs and transactions in all material respects and permit the Administrative Agent, at reasonable times during normal business hours and intervals upon reasonable notice to Holdings, to visit Holdings’, the Borrower’s and each of their respective Subsidiaries’ offices, to discuss such Person’s financial matters with its officers and employees, and its independent public accountants (and Holdings hereby authorizes such independent public accountant to discuss each such Person’s financial matters with each Secured Party or their representatives whether or not any representative of such Person is present, provided that Holdings shall be given the opportunity to be present at any such meeting) and to examine (and photocopy extracts from) any of its books and records. Holdings shall pay any fees of such independent public accountant incurred in connection with any Secured Party’s exercise of its rights pursuant to this Section.
     6.06 Environmental Law Covenant. Holdings will, and will cause each of its Subsidiaries to:
     (a) use and operate all of its and their facilities and properties in compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except in each case, to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect; and
     (b) promptly notify the Administrative Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties in respect of, or as to compliance with, Environmental Laws, and shall promptly resolve any non-compliance with Environmental Laws and keep its property free of any Lien imposed by any Environmental Law, except in each case, to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
     6.07 Use of Proceeds. The Borrower will apply the proceeds of (a) the Term Loans to (i) repay the Existing Credit Agreement and certain other outstanding Indebtedness of the Borrower and (ii) pay fees and expenses incurred in connection with the Transactions and (b) the Revolving Credit Loans to provide ongoing working capital and for other general corporate purposes of the Borrower and its Subsidiaries.
     6.08 Future Guarantors, Security, etc. Holdings will, and will cause each Material Subsidiary that is a U.S. Subsidiary (other than any Captive Insurance Company, any Receivables Subsidiary and Swift Academy) to, execute any documents, Filing Statements, agreements and instruments, and take all further action (including filing Mortgages, providing title insurance policies, and delivering other documents in support thereof, but only to the extent such documents were required in connection with the Mortgages provided in accordance with Section 6.11) that may be required under applicable law, or that the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority (subject to Liens permitted by Section 7.03) of the Liens created or intended to be created by the Loan Documents. With respect to any subsequently acquired or organized U.S. Subsidiary, Holdings will, within 10 days of such acquisition or organization, (a) cause any amendment to the Security Agreement to be executed that the Administrative Agent or the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Lenders, a perfected first priority interest in the Capital Securities of such new Subsidiary that is owned by a Loan Party (other than any Captive Insurance Company, Swift Academy and, to the extent the pledge of the Capital Securities of a Receivables Subsidiary is not permitted pursuant to the terms of the applicable Qualified Receivables Transaction, the Capital Securities of such Receivables Subsidiary), (b) cause the applicable Loan Party (other than any Captive Insurance Company, Swift Academy and, to the extent a pledge of the Capital Securities of a Receivables Subsidiary is not permitted pursuant to the terms of the applicable receivables financing, the owner of the Capital Securities of such Receivables Subsidiary with respect to such Capital Securities) to deliver to the Collateral Agent certificates representing such Capital Securities, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (c) cause each such new Subsidiary that is a Material Subsidiary (other than any Captive Insurance Company, any Receivables Subsidiary and Swift Academy) to (i) execute a supplement (in form and substance satisfactory to the Administrative Agent and the Collateral Agent) to the Security Agreement and each other applicable Loan Document in favor of the Secured Parties and (ii) to take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Security Agreement with respect to such new Subsidiary, including the filing of UCC financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be requested by the Administrative Agent or the Collateral Agent. In addition, from time to time, Holdings will, and will cause each of the Guarantors to, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created (including, with respect to material real property comparable to properties required to be mortgaged in accordance with Section 6.11, by filing Mortgages, and in connection therewith providing title insurance policies, and delivering other documents in support thereof, but only to the extent such documents were required in connection with the Mortgages required to be provided in accordance with Section 6.11), perfected Liens with respect to such of its assets and properties as the Administrative Agent or the Collateral Agent shall designate, it being agreed that it is the intent of the parties that the Obligations shall be secured by, among other things, substantially all of the assets of Holdings and its Material Subsidiaries that are U.S. Subsidiaries (other than any Captive Insurance Company, any

Receivables Subsidiary and Swift Academy) (including real and personal property (including Mortgaged Property) acquired subsequent to the Closing Date), subject to the limitations set forth herein and in the other Loan Documents; provided that neither Holdings nor its Subsidiaries shall be required to pledge more than 65% of the Voting Securities of any Foreign Subsidiary unless such pledge would not result in materially adverse tax consequences to Holdings and its Subsidiaries, taken as a whole. Such Liens will be created under the Loan Documents in form and substance reasonably satisfactory to the Collateral Agent, and Holdings shall deliver or cause to be delivered to the Collateral Agent all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Administrative Agent or the Collateral Agent shall reasonably request to evidence compliance with this Section.
     6.09 Secured Hedge Agreements. If at any time prior to the fourth anniversary of the Closing Date, the Eurodollar Rate (as calculated without giving effect to the Eurodollar Rate Floor) exceeds 1.50% for 30 consecutive days, then, at the request of the Administrative Agent, within 60 days of the last day of such 30-day period, the Borrower will enter into interest rate Swap Contracts designed to protect the Borrower against fluctuations in interest rates, such that, through the Term Loan Maturity Date, at least 50% of the outstanding Indebtedness for borrowed money of Holdings and its Subsidiaries is either (a) subject to such interest rate Swap Contracts or (b) fixed-rate Indebtedness.
     6.10 Maintenance of Ratings. Holdings will use its commercially reasonable efforts to cause a (i) corporate rating by S&P or corporate family Rating by Moody’s and (ii) senior secured credit rating with respect to the Loans from each of S&P and Moody’s to be available at all times until the Term Loan Maturity Date.
     6.11 Post-Closing Obligations. Within 90 days of the Closing Date (or such later date as consented to by the Administrative Agent in its reasonable discretion), Holdings will and will cause each applicable Loan Party to provide to the Collateral Agent (i) any landlords’ and bailees’ waiver and consent agreements deemed necessary or desirable by the Administrative Agent or the Collateral Agent in order to perfect the Liens created under the Security Agreement and (ii) a Mortgage with respect to each Mortgaged Property, duly executed and delivered by the applicable Loan Party, together with:
     (a) satisfactory arrangements for the completion of all recordings and filings of each Mortgage with respect to each Mortgaged Property as may be necessary to create a valid, perfected first priority Lien against the properties purported to be covered thereby;
     (b) mortgagee’s title insurance policies in favor of the Collateral Agent for the benefit of the Secured Parties in amounts and in form and substance and issued by insurers, reasonably satisfactory to the Administrative Agent and the Collateral Agent, with respect to the property purported to be covered by each such Mortgage, insuring fee simple title (provided that in jurisdictions that impose mortgage recording taxes, the Security Documents shall not secure Indebtedness in an amount exceeding 120% of the fair market value of the Mortgaged Property, as reasonably determined in good faith by the Loan Parties and reasonably acceptable to the Collateral Agent) and that the interests created by each such Mortgage constitute valid first Liens thereon free and clear of all defects and encumbrances other than as approved by the Administrative Agent, and if required by the Administrative Agent, and if requested by the Administrative Agent or the Collateral Agent and if available, revolving credit endorsement, comprehensive endorsement, variable rate endorsement, access and utilities endorsements, mechanic’s lien endorsement and such other endorsements as the Administrative Agent or the Collateral Agent shall reasonably request and shall be accompanied by evidence of the payment in full of all premiums thereon;
     (c) American Land Title Association/American Congress on Surveying and Mapping

form surveys, for which all necessary fees (where applicable) have been paid, and dated no more than 30 days before the day of the granting of the applicable Mortgage, certified to the Administrative Agent and the Collateral Agent and the issuer of the title insurance policies in a manner reasonably satisfactory to the Administrative Agent and the Collateral Agent by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and acceptable to the Administrative Agent and the Collateral Agent, showing all buildings and other improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects acceptable to the Administrative Agent and the Collateral Agent;
     (d) with respect to each Mortgaged Property, the Borrower shall deliver (x) a “life of loan” standard flood hazard determination with respect to such Mortgaged Property and (y) with respect to each Mortgaged Property required to be insured pursuant to the Flood Disaster Protection Act of 1973 or the National Flood Insurance Act of 1968, and the regulations promulgated thereunder, because it is located in an area which has been identified by the Secretary of Housing and Urban Development as a “special flood hazard area,” (i) a policy of flood insurance that (A) covers such Mortgaged Property and (B) is written in an amount reasonably satisfactory to the Administrative Agent and the Collateral Agent and (ii) a confirmation that the applicable Loan Party has received the notice requested pursuant to Section 208.25(i) of Regulation H of the Board;
     (e) with respect to each Mortgaged Property, Phase I Environmental Site Assessments, and, if requested by the Administrative Agent or the Collateral Agent, Phase II Environmental Site Assessments; and
     (f) an opinion of counsel in each jurisdiction where the Mortgaged Property is located and an opinion of counsel in the jurisdiction of organization of the grantor under each Mortgage with respect to each Mortgaged Property.
     6.12 Ratings Information. The Borrower shall, no later than one (1) Business Day after Holdings or the Borrower obtains knowledge of any such change, give notice to the Administrative Agent (by telephone, followed promptly by written notice) of any change (either expressly or pursuant to a letter from S&P or Moody’s stating an “implied” rating, excluding in all cases any private indicative ratings that Holdings or the Borrower may request from time to time from Moody’s or S&P) in Holdings’ corporate rating by Moody’s or S&P, together with details thereof, and of any announcement by S&P or Moody’s that its rating in respect of Holdings is “under review” or that any such rating has been placed on a “Credit Watch List”(R) or “watch list” or that any similar action has been taken by S&P or Moody’s.
     6.13 Motor Vehicle Monitor. Holdings will, and will cause each of its Subsidiaries to (a) permit the Motor Vehicle Monitor, at reasonable times during normal business hours and upon two Business Day’s notice to Holdings, to visit any Motor Vehicle Title Offices, to examine (and photocopy or otherwise image) any of the certificates of motor vehicle title held by Holdings and its Subsidiaries, and any documents related thereto, and to assess the standard of care used by Holdings and its Subsidiaries in holding such certificates of motor vehicle title and otherwise taking actions to perfect, administer and protect the security interest of the Secured Parties in the applicable Motor Vehicles, and (b) otherwise assist, and cooperate with, the Motor Vehicle Monitor in the performance of its activities in its capacity as the Motor Vehicle Monitor (including providing any information reasonably requested by the Motor Vehicle Monitor in its capacity as such). Holdings shall pay any fees of such Motor Vehicle Monitor incurred in connection with any exercise of the Motor Vehicle Monitor’s inspection rights pursuant to this Section or the Security Agreement; provided that prior to an Event of Default, inspections by the Motor Vehicle Monitor shall be limited to no more than four such inspections during any calendar year.
ARTICLE VII
NEGATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding, each of Holdings and the Borrower will, and will cause its Subsidiaries to, perform or cause to be performed the obligations set forth below.
     7.01 Business Activities. Except as expressly set forth hereunder:
     (a) Holdings will not, and will not permit any of its Subsidiaries to, engage in any business activity except those business activities engaged in on the date of this Agreement and transportation and logistics activities.
     (b) Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, Swift Receivables will not engage in any business activity other than those specified in the definition of “Receivables Subsidiary.”
     7.02 Indebtedness. Holdings will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, other than:
     (a) Indebtedness in respect of the Obligations;
     (b) [Reserved];
     (c) Indebtedness existing as of the Closing Date which is identified on Schedule 7.02(c), and extensions, amendments, renewals, restatements, replacements and refinancings of such Indebtedness (including as contemplated in Section 7.08(f)), in each case so long as after giving effect to any such extension, amendment, renewal, restatement, replacement or refinancing (i) the maturity date of any principal amount thereof is no shorter than the maturity existing on the Closing Date and (ii) the principal amount of such Indebtedness does not exceed that which is outstanding on the Closing Date (as such amount has been reduced following the Closing Date);
     (d) unsecured Indebtedness (i) incurred in the ordinary course of business of Holdings’ Subsidiaries (in the nature of open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Subsidiary) and (ii) in respect of performance, surety or appeal bonds provided, in each case, in the ordinary course of business, but excluding (in each case), Indebtedness incurred through the borrowing of money or Guarantees in respect thereof;
     (e) Indebtedness (i) in respect of Capitalized Leases and (ii) evidencing the deferred purchase price of newly acquired assets or incurred to finance the acquisition or lease of new assets or the construction or improvement of any fixed assets of Holdings’ Subsidiaries (pursuant to purchase money mortgages or Capitalized Leases, whether owed to the seller or a third party), which assets are used in the ordinary course of business of such Subsidiaries and such

Indebtedness is incurred within 90 days (or, with respect to Newly Acquired Motor Vehicle Financings, 180 days) of the acquisition or lease or completion of such construction or improvements of such property) and extensions, renewals, amendments, restatements, refinancings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or shorten the maturity of the principal amount of such Indebtedness, in each case from that which existed at the time of any such extension, renewal, amendment, restatement, refinancing or replacement; provided that the aggregate amount of all Indebtedness outstanding pursuant to this clause (e) (other than with respect to Newly Acquired Motor Vehicle Financings) shall not at any time exceed $50,000,000;
     (f) unsecured Indebtedness of any Subsidiary owing to the Borrower or any other Subsidiary, which Indebtedness:
     (i) (x) if the obligee under any such Indebtedness is a Loan Party, shall be evidenced by one or more promissory notes in form and substance satisfactory to the Administrative Agent, which promissory notes shall be duly executed and delivered in pledge to the Administrative Agent pursuant to a Loan Document, and (y) if the obligee under any such Indebtedness is not a Loan Party and the obligor is a Loan Party, such obligee shall have previously executed and delivered to the Administrative Agent the Interco Subordination Agreement, in each case such Indebtedness shall not be forgiven or otherwise discharged for any consideration other than payment in full or in part in cash (provided that only the amount repaid in part shall be discharged); and
     (ii) if incurred by a Subsidiary that is not a Loan Party owing to the Borrower or a Guarantor, shall not (when aggregated with all other Indebtedness of the type described in this clause (ii) and the amount of all Investments made by the Borrower and the Subsidiary Guarantors in Subsidiaries that are not Loan Parties under clause Section 7.05(e)), exceed $100,000,000 in the aggregate;
     (g) unsecured Indebtedness (not evidenced by a note or other instrument) incurred by the Borrower owing to a Subsidiary that has previously executed and delivered to the Administrative Agent the Interco Subordination Agreement;
     (h) Indebtedness of the Loan Parties incurred pursuant to the terms of the Senior Note Documents, as such amount is reduced on or after the Closing Date in accordance with the terms hereof and any extensions, renewals, amendments, restatements, refinancings and replacement of any such Indebtedness that do not increase the outstanding principal amount or shorten the maturity of any principal amount thereof, in each case from that which existed at the time of any such extension, renewal, amendment, restatement, refinancing or replacement;
     (i) (i) Indebtedness of a Person existing at the time such Person became a Subsidiary of Holdings, provided that (x) the aggregate outstanding amount of all Indebtedness existing pursuant to this clause (i) (other than any Indebtedness secured solely by Motor Vehicles) does not exceed $75,000,000 and (y) the Consolidated Leverage Ratio as of the period of four consecutive Fiscal Quarters most recently ended prior to the date of such Person becoming a Subsidiary is, after giving pro forma effect to such event, at least .25 less than is otherwise required pursuant to Section 7.04(a) at the time of such event and (ii) Indebtedness relating to any Permitted Acquisition, whether or not existing at the time the target was acquired or was incurred in contemplation of such Permitted Acquisition, and in each case, any refinancings, refundings, renewals, replacements or extensions thereof (without any increase in the principal amount thereof or any shortening of the maturity of any principal amount thereof, in each case from that which existed at the time of any such extension, renewal, amendment, restatement, refinancing or replacement);
     (j) other unsecured Indebtedness of the Borrower and its Subsidiaries (other than Indebtedness of Foreign Subsidiaries owing to the Borrower or Subsidiary Guarantors) in an aggregate amount at any time outstanding not to exceed $70,000,000;
     (k) Indebtedness under Hedging Obligations entered into in the ordinary course of business and not for speculative purposes (it being understood that the entering into of offsetting hedges or trades to close open positions on existing Hedging Obligations shall be deemed not to be for speculative purposes);
     (l) Indebtedness in respect of judgments or awards not deemed to be a default under Section 8.01(f);
     (m) Indebtedness consisting of customary purchase price adjustments, earn-outs, indemnification obligations and similar items incurred in connection with acquisitions and asset sales not restricted by Sections 7.10 or 7.11 in an amount not to exceed $55,000,000 at any time;
     (n) Guarantees by Holdings’ Subsidiaries of obligations of any Subsidiary to the extent of any Indebtedness permitted to be incurred by this Section 7.02 or otherwise incurred in the ordinary course of business;
     (o) Indebtedness incurred by any Receivables Subsidiary in connection with any Qualified Receivables Transaction permitted by Section 7.11(d); provided that such Indebtedness is strictly limited in recourse to such Receivables Subsidiary and its assets, except in respect of Standard Securitization Undertakings;
     (p) Indebtedness of the Borrower or a Subsidiary Guarantor owing to a Captive Insurance Company; provided that the amount of Indebtedness in this clause (p) does not exceed $35,000,000 in original principal amount at any time outstanding;
     (q) Attributable Indebtedness with respect to clause (a) of the definition thereof incurred in connection with a sale and leaseback transaction permitted pursuant to Section 7.15, so long as the proceeds, with respect to any Motor Vehicle Financing, received in connection therewith are applied pursuant to Section 2.05(b);
     (r) Attributable Indebtedness with respect to operating leases (including operating leases in respect of Newly Acquired Motor Vehicle Financings) that are not Motor Vehicle Financings incurred by Holdings or its Subsidiaries;
     (s) Indebtedness in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, insurance premium finance agreements, reclamation, statutory obligations, bankers’ acceptances and performance, appeal or surety bonds in the ordinary course of business;
     (t) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds so long as such Indebtedness is covered within five business days;

     (u) Indebtedness consisting of indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business or assets of a Subsidiary, other than guarantees of Indebtedness incurred or assumed by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; or
     (v) Indebtedness in respect of sale and leasebacks of real property permitted under Section 7.15(c);
provided that no Indebtedness otherwise permitted by clause (c), (f)(ii), (h), (i), (j), (m) or (v) shall be assumed, created or otherwise incurred if a Default has occurred and is then continuing or would result therefrom.
     7.03 Liens. Holdings will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien upon any of its property (including Capital Securities of any Person), revenues or assets, whether now owned or hereafter acquired, except:
     (a) Liens securing payment of the Obligations;
     (b) [Reserved];
     (c) Liens existing as of the Closing Date and disclosed in Schedule 7.03(c) securing Indebtedness described in Section 7.02(c), and, to the extent set forth in such clause (c), any extensions, amendments, renewals, restatements, replacements or refinancings of such Indebtedness; provided that, in the event of any such extension, amendment, renewal, restatement, replacement or refinancing, no such Lien shall encumber any additional property and the amount of Indebtedness secured by such Lien is not increased from that existing on the Closing Date, less the amount of any payments, prepayments or other amortization of such Indebtedness after the Closing Date;
     (d) Liens securing Indebtedness of the type permitted under Section 7.02(e) and any extensions, renewals, amendments, restatements, refinancing and replacements of any such Indebtedness permitted under Section 7.02(e); provided that (i) such Lien is granted within 90 days after such Indebtedness is incurred (except in the case of any extension, renewal, amendment, restatement, replacement or refinancing), (ii) the Indebtedness secured thereby (if it is of the type described in Section 7.02(e)(ii)) does not exceed the lesser of the cost or the fair market value of the applicable property, improvements or equipment at the time of such acquisition (or construction) and (iii) such Lien secures only the assets that are the subject of the Indebtedness referred to in such Section;
     (e) Liens securing Indebtedness permitted by Section 7.02(i) and any refinancings, refundings, renewals, replacements or extensions thereof permitted by Section 7.02(i); provided that (i) with respect to clause (i) thereof, such Liens existed prior to such Person becoming a Subsidiary, were not created in anticipation thereof and attach only to assets of such Person and (ii) with respect to clause (ii) thereof, any such Liens are second priority or junior to the Liens granted pursuant to the Collateral Documents and are subject to an intercreditor agreement substantially the same as the Intercreditor Agreement or otherwise acceptable to the Administrative Agent (provided that no such Lien shall extend to or cover any assets other than the assets subject to the Liens granted to the Collateral Agent);
     (f) statutory or common law Liens in favor of carriers, warehousemen, mechanics,

materialmen and landlords granted in the ordinary course of business for amounts not overdue for a period of more than thirty (30) days or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;
     (g) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, bids, leases, trade contracts, governmental contracts or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety and appeal bonds or performance bonds;
     (h) judgment Liens in existence for less than 45 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies and which do not otherwise result in an Event of Default under Section 8.01(f);
     (i) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such Lien is attached;
     (j) Liens for Taxes not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;
     (k) second priority Liens securing Indebtedness permitted by Section 7.02(h) and subject to the Intercreditor Agreement; provided that no such Lien shall extend to or cover any assets other than the assets subject to the Liens granted to the Collateral Agent;
     (l) licenses and sublicenses of Intellectual Property (i) existing on the date hereof, (ii) entered into in the ordinary course of business, or (iii) between Borrower and any of the Subsidiaries or among the Subsidiaries;
     (m) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;
     (n) bankers liens and rights of set-off with respect to customary depositary arrangements entered into in the ordinary course of business of Holdings’ Subsidiaries;
     (o) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
     (p) any Liens on the assets of any Receivables Subsidiary, and any Liens on Receivables Assets of Holdings or any other Subsidiary, in each case, in connection with a Qualified Receivables Transaction;
     (q) Liens on the assets of Holdings’ Subsidiaries not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to Holdings’ Subsidiaries collectively)

$50,000,000 at any one time; provided that no such Lien shall extend to or cover any parcel of real property owned by any Loan Party that is not Mortgaged Property;
     (r) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of any Subsidiary;
     (s) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
     (t) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower in the ordinary course of business;
     (u) licenses or sublicenses granted to others in the ordinary course of business; and
     (v) Liens on Motor Vehicles securing Indebtedness permitted by Section 7.02(e) and Section 7.02(q).
     7.04 Financial Condition and Operations. Holdings will not permit any of the events set forth below to occur.
     (a) Holdings will not permit the Consolidated Leverage Ratio for any day in any period set forth below to be greater than the ratio set forth opposite such period:

Period	Ratio
Closing Date through September 30, 2011	[ ]:1.00
October 1, 2011 through September 30, 2012	[ ]:1.00
October 1, 2012 through September 30, 2013	[ ]:1.00
October 1, 2013 through the Term Loan Maturity Date	[ ]:1.00
     (b) Holdings will not permit the Consolidated Interest Coverage Ratio for any Measurement Period ending during any period set forth below to be less than the ratio set forth below opposite such period:

Period	Ratio
January 1, 2011 through March 31, 2011	[ ]:1.00
April 1, 2011 through June 30, 2011	[ ]:1.00
July 1, 2011 through September 30, 2012	[ ]:1.00
October 1, 2012 through September 30, 2013	[ ]:1.00
October 1, 2013 through the Term Loan Maturity Date	[ ]:1.00
     7.05 Investments. Holdings will not, and will not permit any of its Subsidiaries to, purchase,

make, incur, assume or permit to exist any Investment in any other Person, except:
     (a) Investments existing on the Closing Date and identified in Schedule 7.05(a) and restructurings or exchanges in respect of any such Investment that do not increase the principal amount of such Investment;
     (b) Cash and Cash Equivalents;
     (c) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
     (d) Investments consisting of any deferred portion of the sales price received by any Subsidiary in connection with any Disposition permitted under Section 7.11;
     (e) Investments by way of contributions to capital or purchases of Capital Securities by Holdings in any Subsidiary or by any Subsidiary in any other Subsidiary; provided that, the aggregate amount of intercompany loans made pursuant to Section 7.02(f)(ii) and Investments under this Section 7.05(e) made by Loan Parties in Subsidiaries that are not Loan Parties shall not exceed the amount set forth in clause Section 7.02(f)(ii) at any time;
     (f) Investments constituting (i) accounts receivable arising, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business;
     (g) Investments in Capital Securities constituting Permitted Acquisitions; provided that (i) each such Investment shall result in the acquisition of a wholly owned North American Subsidiary and (ii) the Consolidated Leverage Ratio as of the period of four consecutive Fiscal Quarters most recently ended prior to the date of such Permitted Acquisition is, after giving pro forma effect to such Permitted Acquisition, at least .25 less than is otherwise required pursuant to Section 7.04(a) at the time of such Permitted Acquisition;
     (h) Investments constituting Secured Hedge Agreements;
     (i) Guarantees permitted by Section 7.02;
     (j) loans and advances (i) to employees (including drivers of Motor Vehicles) of Holdings or any of its Subsidiaries in the ordinary course of business (including for travel, fuel costs, tolls, entertainment and relocation expenses) and (ii) to non-employee owner/operators of Motor Vehicles in the ordinary course (in the nature of advances for fuel costs, tolls, repairs and other similar ordinary course items);
     (k) Capital Expenditures permitted by Section 7.07;
     (l) intercompany loans permitted by Sections 7.02(f) and (g);
     (m) Investments made in connection with Permitted Acquisitions permitted by clause Section 7.10(b);
     (n) Hedging Obligations permitted by Section 7.02(k);

     (o) loans and advances in the ordinary course of business (i) to finance the purchase or lease of Motor Vehicles or other equipment by non-employee owner/operators or similar individuals performing services for Holdings or its Subsidiaries, provided that (x) Holdings or such Subsidiary has a Lien on the Motor Vehicles or other equipment purchased or leased and (y) the purchase of any such Motor Vehicles or other equipment are included as Capital Expenditures for the purposes of Section 7.07 and (ii) to finance tuition costs of student/trainees enrolled in driver training academies of the Borrower or one of its Subsidiaries;
     (p) Investments made in a Captive Insurance Company, in an amount not to exceed the minimum amount of capitalization required pursuant to regulatory capital requirements;
     (q) Investments in a Receivables Subsidiary or in any Persons by a Receivables Subsidiary in connection with a Qualified Receivables Transaction;
     (r) Investments incurred as a result of prepayments of Indebtedness not restricted by Section 7.08; or
     (s) other Investments in an amount not to exceed $80,000,000 at any time outstanding; provided that to the extent any Investment is made by Holdings or its Subsidiaries in less than 100% of the the Capital Securities of any Person, and Holdings or any of its Subsidiaries subsequently acquires the remainder of the Capital Securities of such Person, such Investment shall no longer be considered a use of this clause (s) so long as, at the time of the acquisition of the remainder of such Capital Securities, the acquisition of 100% of the Capital Securities of such Person would be permitted as a Permitted Acquisition under Section 7.05(g);
provided, however, that (i) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements, and (ii) no Investment otherwise permitted by clause (g), (m) or (s) shall be permitted to be made if any Default has occurred and is continuing or would result therefrom.
     7.06 Restricted Payments. Holdings will not, and will not permit any of its Subsidiaries to, declare or make a Restricted Payment, or make any deposit for any Restricted Payment, other than Restricted Payments made by its Subsidiaries either to the Borrower or to Guarantors, or made by any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party, and, on a pro rata basis, to its equity holders (with respect to any non-wholly owned Subsidiary), except:
     (a) so long as there shall exist no Default (both before and after giving effect to the payment thereof), Restricted Payments pursuant to and in accordance with stock option plans or other benefit or compensation plans for present or former management or employees of Holdings and its Subsidiaries, in an amount not to exceed $5,000,000 in any Fiscal Year and $40,000,000 over the term of this Agreement; provided that, to the extent Restricted Payments made in accordance with this clause (c) in any Fiscal Year do not exceed $5,000,000, Restricted Payments made in accordance with this clause (c) in the immediately succeeding Fiscal Year may be increased by an amount equal to such unutilized amount from such prior Fiscal Year;
     (b) Restricted Payments with respect to the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options and the repurchase of Equity Interests deemed to occur in connection with the exercise of stock options and to the extent necessary to pay applicable withholding taxes;

     (c) the purchase of fractional shares upon conversion of any securities of Holdings or the Borrower into, or the exercise of rights with respect to, Equity Interests of Holdings or the Borrower, provided that the such fractional shares or the right to receive such fractional shares shall have not been created for the purpose of circumventing the provisions of this covenant; or
     (d) so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may make Restricted Payments; provided that the aggregate amount of Restricted Payments made pursuant to this clause (b) shall not exceed $25,000,000 in the aggregate.
     7.07 Capital Expenditures. Holdings will not, and will not permit any of its Subsidiaries to, make or commit to make Capital Expenditures in any period set forth below which aggregate in excess of the amount set forth below opposite such period (each amount, the “Maximum Capital Expenditures Amount”):

Capital
Period	Expenditure Amount
Fiscal Year 2011	$550,000,000
Fiscal Year 2012	$635,000,000
Fiscal Year 2013	$740,000,000
Fiscal Year 2014	$740,000,000
Fiscal Year 2015	$730,000,000
January 1, 2016 through the Term Loan Maturity Date	$750,000,000
; provided, that the Maximum Capital Expenditures Amount for any Fiscal Year shall be increased by the lesser of (a) an amount equal to the excess, if any, of the Maximum Capital Expenditures Amount for the previous Fiscal Year (without giving effect to any adjustment in accordance with this proviso) over the actual amount of Capital Expenditures for such previous Fiscal Year and (b) 10% of the Maximum Capital Expenditures Amount for the previous Fiscal Year.
     7.08 No Prepayment of Certain Indebtedness. Holdings will not, and will not permit any of its Subsidiaries to:
     (a) make any payment or prepayment of principal of, or premium or interest on, any Indebtedness incurred under the Senior Note Documents (including any redemption or retirement thereof) other than the stated, scheduled date for payment of interest set forth in the Senior Note Documents, except (i) to the extent permitted under Section 7.02 and (ii) with the Net Cash Proceeds of any sale or issuance of Capital Securities of Holdings (other than any such sale or issuance on the Closing Date or any such sale or issuance in connection with the exercise of any over-allotment option in connection with the Public Offering on the Closing Date) which are not required under Section 2.05(b) to prepay the Loans (and have not otherwise been applied to other payments permitted under this Section 7.08);
     (b) redeem, retire, purchase, defease or otherwise acquire for value any Indebtedness incurred under the Senior Note Documents, except (i) to the extent permitted under Section 7.02 and (ii) with the Net Cash Proceeds of any sale or issuance of Capital Securities of Holdings (other than any such sale or issuance on the Closing Date or any such sale or issuance in connection with the exercise of any over-allotment option in connection with the Public Offering on the Closing Date) which are not required under Section 2.05(b) to prepay the Loans (and have not otherwise been applied to other payments permitted under this Section 7.08);
     (c) make any deposit (including the payment of amounts into a sinking fund or other similar fund) for any of the foregoing purposes, except (i) to the extent permitted under Section 7.02 and (ii) with the Net Cash Proceeds of any sale or issuance of Capital Securities of Holdings (other than any such sale or issuance on the Closing Date or any such sale or issuance in connection with the exercise of any over-allotment option in connection with the Public Offering on the Closing Date) which are not required under Section 2.05(b) to prepay the Loans (and have not otherwise been applied to other payments permitted under this Section 7.08);
     (d) make any prepayment of principal or interest on any Indebtedness that is by its express written terms subordinated to the payment of the Obligations;
     (e) except as otherwise permitted herein, make any prepayment of principal or interest on (i) any other second-lien or junior secured Indebtedness or (ii) any unsecured Indebtedness; or
     (f) make any payment or prepayment of principal of, or premium or interest on, or redeem, retire, purchase, defease or otherwise acquire any Floating Rate Notes or Fixed Rate Notes, unless (i) the sum of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries plus Availability is not less than $40,000,000 or (ii) prior to August 31, 2012, any such payment, prepayment, redemption, retirement, purchase, defeasance or acquisition is made with the proceeds of the exercise of any over-allotment option in connection with the Public Offering on the Closing Date.
     7.09 Issuance of Capital Securities. Holdings will not, and will not permit any of its Subsidiaries to, issue any Capital Securities (whether for value or otherwise) to any Person other than (in the case of Subsidiaries) to Holdings, the Borrower or a Guarantor or another direct parent thereof unless the Net Cash Proceeds from such issuance are applied to prepay the Loans as required by Section 2.05(b).
     7.10 Consolidation, Merger; Permitted Acquisitions, etc. Holdings will not, and will not permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other Person, or purchase or otherwise acquire all or substantially all of the assets of any Person (or any division thereof), except:
     (a) any Subsidiary may liquidate or dissolve voluntarily into, and may merge with and into, Holdings or any of its Subsidiaries (provided that a Subsidiary Guarantor may only liquidate or dissolve into, or merge with and into, Holdings, the Borrower or another Subsidiary Guarantor), and the assets or Capital Securities of any Subsidiary may be purchased or otherwise acquired by Holdings or any of its Subsidiaries (provided that the assets or Capital Securities of any Subsidiary Guarantor may only be purchased or otherwise acquired by Holdings, the Borrower or another Subsidiary Guarantor); provided, further, that in no event shall any Subsidiary consolidate with or merge with and into any other Subsidiary unless, after giving effect thereto, the Collateral Agent shall have a perfected pledge of, and security interest in and to, at least the same percentage of the issued and outstanding interests of Capital Securities (on a fully diluted basis) and other assets of the surviving Person as the Collateral Agent had immediately prior to such merger or consolidation in form and substance reasonably satisfactory to the Collateral Agent and its counsel, pursuant to such documentation and opinions as shall be necessary in the opinion of the Collateral Agent to create, perfect or maintain the collateral position of the Secured Parties therein;

     (b) any Person (i) may merge with or into or consolidate with a Loan Party, or a Loan Party may merge or consolidate with such Person, in a transaction in which (x) in the case of a merger involving Holdings or the Borrower, the surviving entity is Holdings or the Borrower, as applicable, or (y) otherwise, the surviving entity is such Loan Party or if the surviving entity will not be such Loan Party, simultaneously with such transaction, the Person formed by such consolidation or in which such Loan Party is merged, shall become a Subsidiary Guarantor and the Person shall comply with Section 6.08 in connection therewith and (ii) may merge with or into or consolidate with a Subsidiary that is not a Loan Party (provided that any merger involving a Loan Party shall be permitted only in accordance with clause (i)); provided that any such transaction under clause (i) or (ii) involving a Person that is not a Loan Party or a Subsidiary shall be a Permitted Acquisition permitted under Section 7.10(c); and
     (c) the purchase of all or substantially all of the assets or Capital Securities of any Person (or any division of any such Person), or the acquisition of such Person by merger (or the offer or tender to purchase 100% of the Capital Securities of such Person), in each case if (i) such purchase or acquisition constitutes a Permitted Acquisition, and (ii) the Consolidated Leverage Ratio as of the period of four consecutive Fiscal Quarters most recently ended prior to the date of such Permitted Acquisition is, after giving pro forma effect to such Permitted Acquisition, at least .25 less than is otherwise required pursuant to Section 7.04(a) at the time of such Permitted Acquisition.
     7.11 Permitted Dispositions. Holdings will not, and will not permit any of its Subsidiaries to, Dispose of any of Holdings’, the Borrower’s or such other Subsidiaries’ assets (including with respect to the sale, transfer or other conveyance of (i) accounts receivable or (ii) Capital Securities of Subsidiaries) to any Person in one transaction or series of transactions, except:
     (a) a Disposition of inventory or obsolete, damaged, worn out or surplus personal property Disposed of in the ordinary course of its business, including Motor Vehicles (whether in connection with the LKE Program or otherwise); provided that the proceeds of any Disposition of Motor Vehicles (other than any Dispositions pursuant to Sections 7.11(g) or (h)) are applied pursuant to Section 2.05(b) to the extent required thereby;
     (b) a Disposition permitted by Sections 7.06, 7.09, 7.10 or 7.15;
     (c) a Disposition that (i) is for fair market value and the consideration received consists of no less than 80% in cash, (ii) results in net cash proceeds which, when taken together with the net cash proceeds of all other assets Disposed of pursuant to this clause (c) since the Closing Date, does not exceed (individually or in the aggregate) $100,000,000 and (iii) results in Net Cash Proceeds that are applied, if required by such Section, pursuant to Section 2.05(b); provided, that notwithstanding clause (i) of this Section 7.11(c), the proceeds of a Disposition(s) may be non-cash to the extent the Disposition(s) is pursuant to an exchange for a similar asset in a transaction intended to qualify as a “like-kind exchange” under Section 1031 of the Code;
     (d) a Disposition of Receivables Assets to any or by any Receivables Subsidiary in connection with any Qualified Receivables Transaction so long as the proceeds from such Disposition are applied pursuant to Section 2.05(b), if required thereby;
     (e) a Disposition of Cash Equivalents in the ordinary course of business;
     (f) a Disposition or discount without recourse of accounts receivable that are overdue for more than 60 days in the ordinary course of business and consistent with past practices in connection with the compromise or collection thereof;
     (g) Dispositions of Motor Vehicles and related assets pursuant to the exercise of a put option or sale and leaseback in connection with the Motor Vehicle Financings, so long as the proceeds from such Disposition, to the extent such proceeds are not required pursuant to the terms of the Motor Vehicle Financing to be applied to the repayment of the Motor Vehicle Financing, are applied pursuant to Section 2.05(b);
     (h) Dispositions of Motor Vehicles and related assets pursuant to Newly Acquired Motor Vehicle Financings or pursuant to a sale or trade-in as contemplated by the proviso to clause (i) of the definition of Capital Expenditures in Section 1.01;
     (i) Dispositions of Motor Vehicles to the extent that the Net Cash Proceeds of any such Disposition are applied pursuant to Section 2.05(b) to the extent required thereby;
     (j) any Subsidiary of Holdings may Dispose of any assets or issue or sell Capital Securities to any Loan Party or, subject to the limitations in Section 7.05(e), if applicable, any other Subsidiary that is not a Loan Party;
     (k) Dispositions of the Capital Securities of Asphalt Media, Inc.;
     (l) Dispositions on the Closing Date with respect to the satisfaction, forgiveness or cancellation of the Shareholder Loans;
     (m) licenses and sublicenses of Intellectual Property entered into in the ordinary course of business; and
     (n) Dispositions of Intellectual Property (i) that is in the Borrower’s or a Subsidiary’s reasonable business judgment no longer used or useful in any material respect in the Borrower’s or any Subsidiaries’ business, taken as a whole, or (ii) by any Subsidiary that is not a Loan Party to a Loan Party, (iii) among the Loan Parties or (iv) among Subsidiaries that are not Loan Parties.
     7.12 Modification of Certain Agreements. Holdings will not, and will not permit any of its Subsidiaries to, consent to any amendment, supplement, waiver or other modification of, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in:
     (a) the Senior Note Documents;
     (b) the Existing Notes Indentures;
     (c) any of the other Transaction Documents; or
     (d) the Organization Documents of Holdings, the Borrower or any of their respective Subsidiaries, in each case if the result would have a material adverse effect on the rights or remedies of any Secured Party.
     7.13 Transactions with Affiliates. Except as identified in Schedule 7.13, Holdings will not, and will not permit any of its Subsidiaries to, enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any Affiliate (other than Holdings or one of its Subsidiaries), unless such arrangement, transaction or contract (i) is on fair and reasonable terms no less favorable to Holdings or such Subsidiary than it could obtain in an arm’s-length transaction with a Person that is not an Affiliate and (ii) is of the kind which would be entered into by a prudent Person in the position of Holdings or such Subsidiary with a Person that is not one of its Affiliates, provided that, notwithstanding the foregoing, Holdings’ Subsidiaries may (i) make Restricted Payments permitted by Section 7.06 and (ii) enter into the transactions permitted by Sections 7.02, 7.05, 7.09, 7.10 and 7.11.
     7.14 Restrictive Agreements. Holdings will not, and will not permit any of its Subsidiaries to, enter into any agreement prohibiting:
     (a) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired;
     (b) the ability of any Loan Party to amend or otherwise modify any Loan Document; or
     (c) the ability of any Subsidiary to make any payments, directly or indirectly, to Holdings or the Borrower, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments.
The foregoing prohibitions shall not apply to restrictions contained (i) in any Loan Document, (ii) in the case of clause (a), (A) any agreement governing any Indebtedness permitted by Section 7.02(e) as to the assets financed with the proceeds of such Indebtedness, (B) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any of its assets pending such sale, provided such restrictions and conditions apply only to the Subsidiary or assets that is to be sold and such sale is permitted hereunder, (C) customary restrictions and conditions contained in agreements relating to a Qualified Receivables Transaction permitted hereunder and the Motor Vehicle Financing, (D) agreements binding on a Subsidiary at the time such Subsidiary becomes a Subsidiary of the Borrower so long as such agreement is not entered into in contemplation of such occurrence, (E) agreements that are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted hereunder, (F) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (G) with respect to clause (a) only, customary provisions in leases, subleases, licenses, sublicenses or permits so long as such restrictions relate only to the property subject thereto (including customary restrictions on assignment of any such leases, subleases. licenses and sublicenses), and (H) restrictions and conditions existing on the Closing Date contained in agreements that are not material Contractual Obligations of Holdings or any of its Subsidiaries (but shall apply to any extension of renewal of, or any amendment or modification expanding the scope of such restriction or condition), or (iii) (A) any agreement of a Foreign Subsidiary governing Indebtedness permitted by Section 7.02(f)(ii) and (B) any agreement governing Indebtedness permitted by Section 7.02(h).
     7.15 Sale and Leaseback. Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly enter into any agreement or arrangement providing for the sale or transfer by it of any property (now owned or hereafter acquired) to a Person and the subsequent lease or rental of such property or other similar property from such Person, other than (a) a sale and leaseback entered into in connection with the Motor Vehicle Financing, so long as the proceeds of such transaction are applied pursuant to Section 2.05(b), (b) a sale and leaseback entered into in connection with a Newly Acquired Motor Vehicle Financing and (c) any sale and leaseback of real property that is not subject to a Mortgage, so long as the value of such properties in the aggregate does not exceed $50,000,000.

     7.16 Accounting Changes. Holdings and its Subsidiaries will not make any change in (a) accounting principles or reporting practices, except as required by GAAP, or (b) fiscal year.
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
     8.01 Events of Default. Any of the following shall constitute an Event of Default:
     (a) Non-Payment. (i) The Borrower shall default in the payment or prepayment when due of (x) any principal on any Loan, or any L/C Obligation or any deposit of cash for collateral purposes pursuant to Section 2.03(g), or (y) any interest on any Loan or any fee described in Article II or any other monetary Obligation, and such default shall continue unremedied for a period of three days after such amount was due or (ii) any Guarantor shall default in the payment when due of any payment Obligation under a Guaranty;
     (b) Breach of Warranty. Any representation or warranty of any Loan Party made or deemed to be made in any Loan Document (including any certificates delivered pursuant to Article IV) is or shall be incorrect when made or deemed to have been made in any material respect;
     (c) Non-Performance of Certain Covenants and Obligations. The Borrower shall default in the due performance or observance of any of its obligations under Sections 6.01(a), (b), (c) and (e), Section 6.07, Section 6.11 or Article VII; or
     (d) Other Defaults. Any Loan Party shall default in the due performance and observance of any other agreement contained in any Loan Document executed by it, and such default shall continue unremedied for a period of 45 days after the earlier to occur of (i) notice thereof given to Holdings or any Borrower by the Administrative Agent or any Lender or (ii) the date on which any Loan Party has knowledge of such default; or
     (e) Cross-Default. A default shall occur in the payment of any amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees on, any Indebtedness (other than Indebtedness described in Section 8.01(a)) of Holdings or any of its Subsidiaries or any other Loan Party having a principal or stated amount, individually or in the aggregate, in excess of $30,000,000, a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness, or an event of default shall occur, if the effect of such default or event of default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become due and payable or to require such Indebtedness to be prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Indebtedness to be made, prior to its expressed maturity; or
     (f) Judgments. Any (i) judgment or order for the payment of money individually or in the aggregate in excess of $30,000,000 (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order) shall be rendered against Holdings or any of its Subsidiaries or any other Loan Party and such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within 45 days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (b) non-monetary judgment or order that has had, or could reasonably be expected to have, a Material Adverse Effect; or

     (g) Pension Plans. An ERISA Event shall occur that, alone or together with any other ERISA Event that has occurred or is continuing, would reasonably be expected to create liability to any Loan Party or any ERISA Affiliate in excess of $30,000,000:
     (h) Change in Control. Any Change in Control shall occur; or
     (i) Bankruptcy; Insolvency, Etc. Holdings, any of its Subsidiaries or any other Loan Party shall:
     (i) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, debts as they become due;
     (ii) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the property of any thereof, or make a general assignment for the benefit of creditors;
     (iii) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days; provided that Holdings, each Borrower, each Subsidiary and each other Loan Party hereby expressly authorizes each Secured Party to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents;
     (iv) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by Holdings, any Borrower, any Subsidiary or any Loan Party, such case or proceeding shall be consented to or acquiesced in by Holdings, such Borrower, such Subsidiary or such Loan Party, as the case may be, or shall result in the entry of an order for relief or shall remain for 60 days undismissed; provided that Holdings, each Borrower, each Subsidiary and each Loan Party hereby expressly authorizes each Secured Party to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or
     (v) take any action authorizing, or in furtherance of, any of the foregoing; or
     (j) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or
     (k) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Sections 4.01 or 6.08 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.03) on the Collateral purported to be covered thereby, to the extent such Lien is required to be perfected pursuant to the Loan Documents; or
     (l) Subordination Provisions. (i) The subordination provisions of the documents evidencing or governing any subordinated Indebtedness in aggregate principal amount in excess of $30,00,000 (the “Subordinated Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable subordinated Indebtedness; or (ii) the Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Administrative Agent, the Lenders and the L/C Issuer or (C) that all payments of principal of or premium and interest on the applicable subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions.
     8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
     (a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
     (c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and
     (d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
     8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Agents in their capacities as such (ratably among the Agents according to the outstanding Obligations due to them in their capacities as Agents);
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer

[(including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer)] arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;
     Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.
ARTICLE IX
AGENTS
     9.01 Appointment and Authority. (a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent and hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agents, the Lenders and the L/C Issuer, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.
     (b) Each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank), the Administrative Agent and the L/C Issuer hereby irrevocably appoints Morgan Stanley Senior Funding, Inc. as Collateral Agent hereunder and under the other Loan Documents (and Morgan Stanley Senior Funding, Inc. hereby accepts such appointment as Collateral Agent) and authorizes the Collateral Agent (i) to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto, (ii) to enter into an arrangement with the Borrower whereby the Borrower and its Subsidiaries will (A) retain physical possession of the certificates of title (or similar instruments) relating to each Motor Vehicle owned by Holdings or any of its Subsidiaries (each such Motor Vehicle, an “Owned Motor Vehicle”), (B) be authorized to list or register the Collateral Agent as first lien holder with respect to each Owned Motor Vehicle, (C) be authorized to communicate and deal with the applicable state department of motor vehicles in (1) registering any Owned Motor Vehicle and listing and recording the Collateral Agent as first lienholder in respect thereof and (2) releasing any registration of any Owned Motor Vehicle upon any sale or other disposal or transfer of registration thereof and (D) be granted a power of attorney by the Collateral Agent, which power of attorney shall grant specified employees of Holdings or its Subsidiaries the ability to terminate the Collateral Agent’s liens, rights, title and interest in and to Owned Motor Vehicles that are the Collateral of the Secured Parties in accordance with the terms of such power of attorney and (iii) to appoint a Motor Vehicle Monitor, which Motor Vehicle Monitor shall monitor the arrangement between the Borrower and the Collateral Agent detailed in clause (ii) above and shall perform inspections and audits to ensure that the Borrower is complying with its obligations hereunder and under the other Loan Documents with respect to certificates of title for all Owned Motor Vehicles. In this connection, the Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto (it being understood that Holdings and its Subsidiaries shall in no event be deemed sub-agents of the Collateral Agent and shall not be entitled to the provisions of this Article IX and Article X).
     9.02 Rights as a Lender. The Person serving as the Administrative Agent or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or the Collateral Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder and the Person serving as the Collateral Agent hereunder in its individual capacity. Such Persons and their Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.
     9.03 Exculpatory Provisions. The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agents:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agents shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law;

     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity;
     (d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02), (ii) with respect to the Collateral Agent, with the consent or at the request of the Administrative Agent or (iii) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by the Borrower, a Lender or the L/C Issuer;
     (e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.
     Notwithstanding anything to the contrary herein or in any Loan Document, it is hereby acknowledged and agreed that the Collateral Agent shall act solely at the written direction of the Administrative Agent or the Required Lenders. The Collateral Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with any Loan Document or from the exercise of any power, discretion or authority vested in it hereunder or under any other Loan Document until the Collateral Agent shall have received written direction in respect thereof from the Administrative Agent or the Required Lenders and, upon such written direction from the Administrative Agent or the Required Lenders, as applicable, the Collateral Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority in accordance with such directions.
     9.04 Reliance by Agents. The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     9.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent, as applicable.
     9.06 Resignation of Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Collateral Agent, the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (so long as no Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
     (b) The Collateral Agent may at any time give notice of its resignation to the Administrative Agent, the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (so long as no Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Collateral Agent meeting the qualifications set forth above; provided that if the Collateral Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Collateral Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Collateral Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Collateral Agent, and the retiring Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Collateral Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Collateral Agent was acting as Collateral Agent.
     9.07 Non-Reliance on Agents and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or the L/C Issuer hereunder.
     9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the

Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.
     9.10 Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuer irrevocably authorize the Collateral Agent, at its option and in its discretion,
     (a) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank of Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.01;
     (b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and
     (c) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.03(d).
     Upon request by the Collateral Agent at any time, the Required Lenders will, or the Administrative Agent may, confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Collateral Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.
     9.11 Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, the Guaranty or any

Collateral by virtue of the provisions hereof or of the Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, no Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless such Agent has received written notice of such Obligations, together with such supporting documentation as such Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.
     9.12 Waiver of Claims. Each Lender hereby waives any claims against the Collateral Agent arising as a result of the Collateral Agent’s entry into the arrangement with the Borrower and the Motor Vehicle Monitor set forth in Section 9.2(b)(ii) and (iii), other than any such claim arising from the gross negligence or willful misconduct of the Collateral Agent with respect to such arrangements.
ARTICLE X
MISCELLANENOUS
     10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
     (a) waive any condition set forth in Section 4.02 as to any Credit Extension under the Revolving Credit Facility without the written consent of the Required Revolving Lenders;
     (b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
     (c) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;
     (d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document; provided, however, that only the consent of the Required Lenders shall be necessary to (i) amend or modify the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate; or (ii) to amend or modify the financial covenants or defined terms used in the financial covenants in this Agreement and the Lenders agree that such amendment or modification shall not constitute a reduction in the rate of interest or fees for purposes of this clause (d);
     (e) change (i) any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 10.01(e)), without the written consent of each

Lender or (ii) the definition of “Required Revolving Lenders,” or “Required Term Lenders,” without the written consent of each Lender under the applicable Facility;
     (f) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;
     (g) release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);
     (h) impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the Term Loan Facility, the Required Term Lenders and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders; or
     (i) change any provision of Section 2.14, without the written consent of Required Lenders, the Administrative Agent, the L/C Issuer and the Swing Line Lender;
and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) no amendment, waiver or consent shall, unless in writing and signed by the Collateral Agent in addition to the Lenders required above, affect the rights or duties of the Collateral Agent under this Agreement or any other Loan Document and (v) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
     If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of such Lender and that has been approved by the Required Lenders (each such Lender, a “Non-Consenting Lender”), the Borrower may (i) replace such Non-Consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph) or (ii) with the consent of the Required Lenders (excluding the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held by, any Non-Consenting Lender), terminate the outstanding Commitments of any Non-Consenting Lender and repay the outstanding Loans of such Lender at par; provided that after giving effect to such repayment, the (A) Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (B) the L/C Exposure not fully Cash Collateralized shall not exceed the Letter of Credit Sublimit and (C) the Swing Line Exposure shall not exceed the Swing Line Sublimit.

     Any term or provision of this Section 10.01 to the contrary notwithstanding, if the Administrative Agent, Holdings and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any provision of the Loan Documents, then the Administrative Agent (or the Collateral Agent, acting at the direction of the Administrative Agent), Holdings and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document.
     10.02 Notices; Effectiveness; Electronic Communications. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to the Borrower, the Administrative Agent, the Collateral Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
     (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).
     (b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR

COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     (d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the Collateral Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Collateral Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
     (e) Reliance by Agents, L/C Issuer and Lenders. The Agents, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the Collateral Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, the L/C Issuer, the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Collateral Agent) hereunder and under the other Loan Documents, (c) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (d) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (e) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c), (d) and (e) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
     10.04 Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of one primary counsel for the Administrative Agent and one local counsel for the Lenders retained by the Administrative Agent in each relevant jurisdiction and, subject to the Borrower’s consent (such consent not to be unreasonably withheld), any special counsel for the Lenders deemed reasonably necessary by the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
     (b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agents (and any sub-agent thereof) and their Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) arise from any dispute solely among the Indemnitees (or their Related Persons), other than any Agent acting in its capacity as such) and not involving, or arising or resulting from any act or omission of Holdings or any of its Subsidiaries or any of its or their Affiliates.
     (c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to any Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the applicable Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
     (e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

     (f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent , the Collateral Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
     10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the Collateral Agent, the L/C Issuer or any Lender, or the Administrative Agent, the Collateral Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Collateral Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) the Collateral Agent, each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
     10.06 Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any assignment shall be subject to the following conditions:
     (i) Minimum Amounts.
     (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
     (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of either Term Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;
     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
     (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed[, it being understood that it is reasonable for the Borrower to withhold consent with regard to assignments of Revolving Credit Loans to a financial institution that is not a commercial bank or investment bank that customarily enters into such revolving facilities]) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment, (2) with respect to the Revolving Credit Facility, (x) prior to the first anniversary of the Closing Date, the assigning Lender is a Closing Date Revolving Credit Lender (or an affiliate of, or an Approved Fund with respect to, a Closing Date Revolving Credit Lender); provided that any assignment by a Closing Date Revolving Credit Lender prior to the first anniversary of the Closing Date (other than to an existing Revolving Credit Lender, or an Affiliate of, or Approved Fund with respect to, a Revolving Credit Lender) shall be effected in consultation with the Borrower or (y) such assignment is to a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or an Approved Fund with respect to a Revolving Credit Lender or (3) with respect to the Term Loan Facility, such assignment is to a Term Lender, an Affiliate of a Term Lender or an Approved Fund with respect to a Term Lender;
     (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Loan Commitment or Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;
     (C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility; and
     (D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.
     (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee payable by the assigning Lender in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     (v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, except as permitted in accordance with Section 2.15.
     (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 10.06(b), Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

     10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.
     For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
     10.08 Right of Setoff.. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
     10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.
     10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent, the Collateral Agent and each Lender, regardless of any investigation made by the Administrative Agent, the Collateral Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent, the Collateral Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
     10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or if any Lender is a Defaulting Lender, the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
     (a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);
     (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
     (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
     (d) such assignment does not conflict with applicable Laws.
     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     10.14 Governing Law; Jurisdiction; Etc. (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     (b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
     (c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO

SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents and the Joint Lead Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agents and the Joint Lead Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agents and the Joint Lead Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) none of the Agents nor the Joint Lead Arrangers has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents and the Joint Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Agents or Joint Lead Arranger has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agents and the Joint Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
     10.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     10.18 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Act.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SWIFT TRANSPORTATION CO., LLC

By:
Name:
Title:

SWIFT TRANSPORTATION COMPANY

By:
Name:
Title:

BANK OF AMERICA, N.A., as
Administrative Agent, L/C Issuer, Swing Lien Lender and a Lender

By:
Name:
Title:

MORGAN STANLEY SENIOR FUNDING, INC., as a Collateral Agent, Syndication Agent and a Lender

By:
Name:
Title:

[OTHER LENDERS AND AGENTS]